Exhibit 10.1

CONFIDENTIAL

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ARATANA THERAPEUTICS, INC.

AS PARENT

AND

WILDCAT ACQUISITION B.V.B.A.

AS BUYER

AND

THE SELLERS SET FORTH ON ANNEX A

AND

THUJA CAPITAL HEALTHCARE FUND B.V.

AS SELLERS’ REPRESENTATIVE

Dated January 6, 2014

-i-

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit 1	Form of Escrow Agreement
Exhibit 2	Form of Promissory Note

Annexes

Annex A	The Sellers
Annex B	Representations and Warranties by the Sellers
Annex C	Representations and Warranties by Parent and Buyer
Annex D	Employment Agreement
Annex E	Investor Questionnaires
Annex F	Disclosure Letter
Annex G	Non-Competition Agreement

-iii-

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
Accredited Investors	2.7
Affiliate	Article I
Agreement	Preamble
Appraiser	2.9(d)(ii)
Balance Sheet Date	1.6 of Annex B
Business Day	Article I
Buyer Indemnified Parties	Article I
Cap	5.4(a)(iv)
Change in Control Payments	Article I
Claim Notice	5.5(a)
Closing	2.2
Closing Cash Consideration	Article I
Closing Cash Consideration Inputs	2.9(a)
Closing Consideration	Article I
Closing Date	2.2
Closing Notice	2.9(a)
Closing Statement	2.9(d)(iii)
Code	1.9(a)(xi) of Annex B
Company	Preamble
Company Balance Sheet	1.6 of Annex B
Company Business	Article I
Company Charter Documents	1.1(b) of Annex B
Company Common Stock	Article I
Company Employee Plan	Article I
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Material Contract	1.18 of Annex B
Company Patent Rights	Article I
Company Permits	1.11(b) of Annex B
Company Preferred Stock	2.3(a)
Company Products	Article I
Company Stock	2.3(b)
Confidentiality Agreement	0
Contract	Article I
Controlling Party	5.5(d)
Deductible Amount	5.4(a)(i)

Terms	Cross Reference in Agreement
Disclosure Letter	Article III
Draft Closing Statement	2.9(b)
EMA	Article I
Employee	Article I
Employee Agreement	Article I
Employment Agreement	2.5(d)
Environmental Laws	1.17 of Annex B
Environmental Permits	1.17 of Annex B
Escrow Account	5.2
Escrow Agent	Article I
Escrow Agreement	Recitals
Escrow Amount	Article I
Escrow Fund	Article I
Escrow Termination Date	Article I
Escrowed Closing Consideration	5.2
Eubelius	8.8
Exchange Act	Article I
Final Per Share Cash Adjustment Payment	2.3(a)(ii)
Financial Statements	1.6 of Annex B
Fundamental Representations	Article I
Governmental Entity	1.5 of Annex B
Hazardous Materials	1.17 of Annex B
include, includes, including	8.2(a)
Indebtedness	Article I
Indemnification Demand	5.6(a)
Indemnification Dispute Notice	5.6(b)
Indemnified Parties	Article I
Indemnified Taxes	Article I
Indemnifying Parties	Article I
Intellectual Property	Article I
Investor Questionnaire	2.7
Knowledge	8.2(a)
Leased Real Property	1.15 of Annex B
Leases	1.15 of Annex B
Legal Requirements	Article I
Liens	Article I
Losses	Article I
Material Adverse Effect	8.2(c)

Terms	Cross Reference in Agreement
NAH Agreement	6.9
Non-Competition Agreement	2.5(e)
Non-controlling Party	5.5(d)
Parent	Preamble
Parent Common Stock	Article I
Parent Stock Price	Article I
Patent Rights	Article I
Permits	1.11(b) of Annex B
Permitted Liens	Article I
Permitted Securities Exchange	Article I
Person	Article I
Post-Closing Cash Amount	Article I
Post-Closing Consideration	2.3(a)(iii)
Post-Closing Shares	1.27(b)(i) of Annex B
Post-Closing Stock Amount	Article I
Pre-Closing Tax Period	Article I
Pro Rata Portion	Article I
Promissory Note	2.4(a)
Promissory Note Interests	2.4(a)
Registrable Securities	6.7(a)
Registration Statement	6.7(a)
Regulation S	2.7
Related Party	Article I
Research Subsidies	1.19(g) of Annex B
Safety Notices	1.19(d) of Annex B
SEC	Article I
Securities Act	Article I
Shares	Article I
Stock Purchase	2.1
Seller Indemnified Parties	Article I
Sellers	Preamble
Sellers’ Representative	6.8(a)
Sellers’ Representative’s Expenses	6.8(b)
Sellers’ Representative’s Report	2.9(c)
Setoff Mechanism	5.3(b)
Straddle Period	Article I
Subsidiary	1.1(c) of Annex B
Suspension	6.7(a)

Terms	Cross Reference in Agreement
Tax or Taxes	Article I
Tax Authority	Article I
Tax Contest	6.5(b)
Tax Return	Article I
the business of	8.2(a)
Third-Party Claim	5.5(a)
Third Person Intellectual Property	Article I
Third Person Patent Rights	Article I
Threshold	5.4(a)(i)
Trade Secrets	Article I
Trading Day	Article I
Transaction Documents	Article I
Transaction Expenses	7.1
Transfer Taxes	6.5(d)
True-Up Payment	Article I

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on January 6, 2014, by and among Aratana Therapeutics, Inc., a Delaware corporation (“Parent”), Wildcat Acquisition B.V.B.A., a besloten vennootschap met beperkte aansprakelijkheid under Belgian law with registered offices at 3001 Leuven, Ambachtenlaan 1 (CBE no. 543.762.994) (“Buyer”), the persons listed as Sellers on Annex A hereto (collectively referred to herein as the “Sellers” and individually as a “Seller”), and Thuja Capital Healthcare Fund B.V., as Sellers’ Representative (as defined in Section 6.8(a)).

RECITALS

A. The Sellers own beneficially and of record all of the issued and outstanding Company Preferred Stock and Company Common Stock (as those terms are defined in Article I), as set forth on Annex A hereto, of Okapi Sciences N.V., a naamloze vennootschap under Belgian law with registered offices at 3001 Heverlee, Belgium (CBE no. 0894.391.765) (the “Company”), and each of the Sellers desire to sell to the Buyer, and Buyer desires to purchase from each of the Sellers, all of such Seller’s right, title and interest in and to the same on the terms and conditions contained herein. For the avoidance of doubt, each of the Sellers agrees and represents that any shareholders’ agreement that existed between any of them has been terminated in mutual consent with effect immediately prior to the execution of this agreement.

B. Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to consummate the transactions contemplated by this Agreement, Buyer, the Sellers’ Representative and the Escrow Agent (as defined in Article I) have entered into an escrow agreement, in the form attached hereto as Exhibit 1 (the “Escrow Agreement”), pursuant to which a portion of the aggregate Closing Consideration (as defined in Article I) shall be placed in an escrow account to satisfy and secure the obligations set forth in Section 2.9(e) and Article V.

C. The parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to such transactions.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” shall mean any day that is not Saturday or Sunday or any other day on which banks are required or authorized by law to close in New York, New York or Brussels, Belgium.

“Buyer Indemnified Parties” shall mean Parent, Buyer and the Company and their respective officers and directors and Affiliates (other than, with respect to the Company, the officers and directors and Affiliates of the Company prior to the Closing Date who do not continue to serve as directors or officers or Affiliates of the Company after the Closing Date).

“Change in Control Payments” shall mean any amounts that are payable to any current or former director, officer, Employee or consultant of, or other service provider (acting as a self-employed independent contractor) to, the Company as a result of the execution and delivery of this Agreement or the consummation of the Stock Purchase, whether pursuant to any employment, severance or change-in-control Contract or otherwise, including any payroll, employment and other Taxes payable by the Company in connection with any such payments, or any other amounts, arising out of the payment of the foregoing or the Closing Consideration.

“Closing” shall mean the consummation of the Share Purchase and the other transactions contemplated by this Agreement, which shall take place when this Agreement is executed by all Parties.

“Closing Cash Consideration” shall mean Euro Ten Million Two Hundred Seventy Seven Thousand One Hundred and Eleven (€10,277,111).

“Closing Consideration” shall mean (i) the Closing Cash Consideration, plus (ii) the True-Up Payment, if any, plus (iii) the Promissory Note Interests, plus (iv) the Post-Closing Consideration.

“Company Business” shall mean the businesses conducted by the Company as of the date hereof.

“Company Common Stock” shall mean common shares of capital stock in the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonuses, pension, retirement, post-employment, profit-sharing, severance, termination pay, incentive or deferred compensation, performance awards, stock or stock-related awards, health, disability and fringe benefits, vacation, insurance (including self-insured arrangements) or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded.

“Company Intellectual Property” shall mean all Intellectual Property, whether registered or not, which has been assigned to the Company, for which there exists an obligation to assign to the Company, or which was invented by an Employee, Key Personnel or independent contractor of the Company as a part of the services provided to the Company by such Employee, Key Personnel or independent contractor, and which is or may be useful in the conduct of the Company’s Business, whether or not reduced to practice.

“Company IP Contract” shall mean any Contract to which the Company is a party and pursuant to which (i) the Company has granted a license (including any sublicense) under Company Intellectual Property to any third Person, or any option with respect thereto, or (ii) any third Person has granted a license (including any sublicense) to the Company to any Third Person Intellectual Property; provided that Company IP Contracts shall not include (A) “shrink wrap” and similar off-the-shelf software licenses or (B) other non-material agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

“Company Patent Rights” shall mean all Patent Rights which have been assigned to the Company, for which there exists an obligation to assign to the Company, or which was invented by an Employee, Key Personnel or independent contractor of the Company as a part of the services provided to the Company by such Employee, Key Personnel or independent contractor, and which are or may be useful in the conduct of the Company’s Business, whether or not reduced to practice.

“Company Products” shall mean chemical compounds, pharmaceutical formulations, and kits, whether or not developed or sold by Company, for the diagnosis, prophylaxis and/or treatment of non-human animal diseases and conditions, including cancer and viral diseases and conditions, such as, but not limited to, feline immunodefiency virus, feline herpes and canine lymphoma.

“Company Preferred Stock” shall mean preferred Class A shares of capital stock in the Company.

“Company Stock” shall mean the outstanding shares of capital stock of the Company.

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense or other legally binding commitment.

“EMA” shall mean the European Medicines Agency.

“Employee” shall mean any current or former or retired employee of the Company and any Person who currently provides or formerly provided professional services to the Company as a self-employed independent contractor. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

“Employee Agreement” shall mean each written employment, severance, consulting, independent contracting, or relocation agreement or contract between the Company and any Employee under which the Company has any outstanding obligation, other than offer letters or employment agreements, in each case, providing for at-will employment that are terminable by the Company without notice or penalty.

“Escrow Agent” shall mean Wilmington Trust, N.A., or any successor as determined in accordance with the Escrow Agreement.

“Escrow Amount” shall mean Euro One Million Five Hundred Thousand (€1,500,000).

“Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Termination Date” shall mean January 6, 2015.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean, with respect to the Sellers, the representations and warranties of the Sellers set forth on Annex B hereto at Section 1.1 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 1.2 (Capital Structure) and Section 1.3 (Authority), and shall mean, with respect to Parent and Buyer, the representations and warranties of the Parent and the Buyer set forth on Annex C hereto at Section 1.1 (Organization; Standing and Power; Charter Documents) and Section 1.2 (Authority).

“Indebtedness” shall mean (i) all indebtedness of the Company for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) amounts owing by the Company as deferred purchase price for property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and reflected as current liabilities on the Company Balance Sheet), (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security for the payment of which the Company is responsible or liable, (iv) commitments or obligations by which the Company assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on any assets and properties of the Company, (vi) obligations to repay deposits or other amounts advanced by and owing by the Company to third parties, (vii) obligations of the Company under any interest rate, currency or other hedging agreement, (viii) obligations of the Company under capital leases in respect of which the Company is liable as obligor or guarantor, or (ix) guarantees under which the Company is liable with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (viii) above, and (x) any accrued interest, prepayment penalties, premiums, fees and expenses due and payable in respect of any of the foregoing.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification pursuant to Article V of this Agreement.

“Indemnified Taxes” shall mean (i) any Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) the Taxes of any Person for which the Company is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time prior to the Closing, (iii) the employer portion of any employment or payroll Taxes imposed on Buyer, the Company or any of their Affiliates in respect of the Closing Consideration and (iv) the Taxes of any Person that relate to the Pre-Closing Tax Period and that are imposed on the Company as a transferee or successor prior to Closing or by contract entered into by the Company prior to Closing; provided, however, Indemnified Taxes (A) shall include the Taxes described in clauses (i) through (iv) solely to the extent the amount of such Taxes exceed the amount of Taxes taken into account or reserved against in the Company Balance Sheet or as Closing Cash Consideration Inputs set forth on the Closing Statement, and (B) shall not include any Taxes attributable to any transaction engaged in by Buyer or the Company after Closing.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean any or all intellectual property rights, arising under statutory, common or other law and whether or not perfected or registered, and all rights associated therewith, including: (i) all patents and patent applications (including provisional patent applications, non-provisional patent applications, and international (PCT) patent applications), and all reissues, reexaminations, divisionals, renewals, extensions, continuations and continuations-in-part thereof, whether or not patentable, anywhere in the world; (ii) all data and documentation (including all laboratory notebooks); (iii) all rights relating to Trade Secrets, including knowledge related to the manufacture and development of Company Products; (iv) all rights associated with works of authorship, including copyrights and moral rights in both published and unpublished works and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world; and (v) all registered and unregistered trademarks, service marks, trade names, corporate names, domain names and other names and slogans, logos, common law trademarks and service marks, trade dress, industrial designs, including all registrations and applications therefor throughout the world and the goodwill associated therewith.

“Key Personnel” shall mean any of Dr. Ir. Erwin Blomsma, Dr. Nesya Goris, Dr. Stefaan Wera and Dr. Johan Neyts.

“Legal Requirements” shall mean any applicable federal, state, regional, local, municipal law, statute, constitution, general principles of law (algemeen rechtsbeginsel), resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” shall mean any or all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Losses” shall mean any and all losses, liabilities, damages, judgments, settlements, awards, fines, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation paid to Third Parties), whether involving a third-party claim or a claim solely between the parties hereto.

“Parent Common Stock” shall mean the common stock, par value US$0.001 per share, of Parent.

“Parent Stock Price” shall mean Eighteen U.S. Dollars and Forty Four and Nine Tenths U.S. cents (US$18.449).

“Patent Rights” shall mean all (i) issued patents; (ii) pending patent applications and any related patent applications filed in the future claiming priority thereto, including all provisional applications, non-provisional applications, international (PCT) applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon or issuing therefrom; (iii) all patents of addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (iv) registration patents, inventor’s certificates or confirmation patents; and (v) any form of government-issued right substantially similar to any of the foregoing, in each case in any country or patent examining or granting jurisdiction.

“Permitted Liens” shall mean the following, in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) statutory liens for current Taxes not yet due and payable or delinquent, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Balance Sheet; (ii) materialmen’s, mechanics’, carriers’, workmen’s, and repairmen’s liens and other similar liens arising in the ordinary course of business for securing obligations that are not yet due (unless the validity or amount is being contested in good faith by appropriate proceedings and appropriate reserves have been established therefor on the Company Balance Sheet); (iii) pledges or deposits to secure obligations under Legal Requirements or similar legislation or to secure public or statutory obligations; (iv) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not or would not materially impair the use or occupancy of the real property and improvements in respect of which the Company has a right to use; (v) any Liens set forth in any title policies, endorsements, title commitments, title certificates and/or title reports or any other minor survey exemptions, reciprocal easement agreements and other customary encumbrances on title relating to the Company’s interests in real property, in each case, that (a) were not incurred in connection with any indebtedness for borrowed money and (b) do not materially impair the present use of the properties or assets of the Company; and (vi) any lien arising under any Contract evidencing indebtedness for borrowed money that will be released at or prior to the Closing.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Post-Closing Cash Amount” shall mean Sixteen Million Three Hundred Eight Thousand U.S. Dollars (US$16,308,000), provided that, if the Company completes an equity financing transaction pursuant to which it issues shares of Parent Common Stock for cash during the 90-day period after the Closing, “Post-Closing Cash Amount” shall mean the product of (i) Sixteen Million Three Hundred Eight Thousand U.S. Dollars (US$16,308,000) and (ii) the greater of (x) the result of (A) 1.0 minus (B) the fraction obtained by dividing (1) the amount of the aggregate underwriting discounts and commissions, placement agent fees and offering expenses payable by Parent in respect of such equity financing transaction for such financing, by (2) the sum of (a) the aggregate purchase price of the shares paid by the investors in such financing and (b) the aforementioned aggregate underwriting discounts and commissions, placement agent fees and offering expenses, and (y) 0.93.

“Post-Closing Stock Amount” shall mean the quotient of (i) Sixteen Million Three Hundred Eight Thousand U.S. Dollars (US$16,308,000) divided by (ii) the average of the closing prices of the Parent Common Stock during the 10-Trading Day period ending on April 4, 2014 (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event), provided, however, that (A) if such quotient is greater than One Million Sixty Thousand Seven Hundred Forty (1,060,740) (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event), Post-Closing Stock Amount shall mean One Million Sixty Thousand Seven Hundred Forty (1,060,740) (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event) and (B) if such quotient is less than Seven Hundred Seven Thousand One Hundred Sixty (707,160) (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event), Post-Closing Stock Amount shall mean Seven Hundred Seven Thousand One Hundred Sixty (707,160) (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on Closing.

“Pro Rata Portion” shall mean, with respect to each Seller, the percentage set forth opposite the name of such Seller on Annex A under the heading “Pro Rata Portion”.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related Party” shall mean each of the following: (i) each Person holding in excess of five percent (5%) of the Company Stock, on a fully-diluted, as-converted basis; (ii) each individual who is, or who has at any time been, a Key Employee or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) or (ii) above; and (iv) any trust or other Person (other than the Company) in which any one of the Persons referred to in clause (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Parties” shall mean each of the Sellers and their respective officers and directors and Affiliates.

“Shares” shall mean collectively all shares of Company Preferred Stock and all shares of Company Common Stock.

“Straddle Period” shall mean any Tax period beginning before Closing and ending after Closing.

“Tax or Taxes” shall mean any and all federal, state, regional, local and municipal taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, alternative, add-on minimum, estimated, ad valorem, transfer, franchise, branch profits, windfall profit, registration, license, withholding, payroll, recapture, employment, social security, disability, severance, stamp, occupation, capital stock, municipal, environmental, excise, real and personal property taxes, custom duty or social contribution or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any Belgian federal, regional or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, statement, report, claim for refund, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, any amendment and information returns and reports) required to be filed with respect to Taxes.

“Third Person Intellectual Property” shall mean all Intellectual Property that (i) relates to the Company Products, and (ii) is licensed from a third Person to the Company or otherwise held for use by the Company pursuant to a Company IP Contract with such third Person.

“Third Person Patent Rights” shall mean the Patent Rights included within the Third Person Intellectual Property.

“Trade Secrets” shall mean all rights relating to trade secrets and other confidential business information, including ideas, formulas, compositions, inventions

(whether patentable or unpatentable and whether or not reduced to practice), know-how, including know-how related to the manufacture and development of Company Products and any cell lines utilized in the manufacture and development of Company Products, manufacturing and production processes and techniques, secret formulas, compositions, formulations, research and development information, drawings, specifications, designs, plans, charts, diagrams, proposals, technical data, databases, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Trading Day” shall mean a day on which the NASDAQ Stock Market is open.

“Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Promissory Note and all other agreements to be executed by the Sellers, on the one hand, and Parent or the Buyer, on the other hand, in connection with the transactions contemplated hereby.

“True-Up Payment” shall mean the amount by which the sum of (i) the Company’s current assets as of the Closing (other than deferred Tax assets that reflect timing differences between book and Tax accounting), as determined applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, minus (ii) the Company’s current liabilities as of the Closing (other than deferred Tax liabilities that reflect timing differences between book and Tax accounting), as determined applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, minus (iii) the Indebtedness (other than current liabilities) as of the Closing, minus (iv) the Company’s Transaction Expenses that are unpaid as of the Closing, minus (v) any Change in Control Payments that are unpaid as of the Closing, as set forth on the Closing Statement, exceeds the result obtained by performing the same calculation using the values set forth on the Closing Notice.

ARTICLE II.

THE STOCK PURCHASE

2.1 The Stock Purchase. Upon the terms and subject to the conditions of this Agreement, each Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from each Seller, all right, title and interest in and to the number of Shares set forth opposite such Seller’s name on Annex A hereto, which Shares constitute all of the Shares owned by such Seller, free and clear of any Lien, in exchange for a portion of the Closing Consideration set forth opposite such Seller’s name on Annex A hereto (the “Stock Purchase”). Annex A shall be the definitive allocation of the Closing Consideration among the Sellers, including with respect to the Escrow Amount.

2.2 The Closing. The consummation of the Share Purchase and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eubelius, located at Avenue Louise, 99, Brussels B-1050, Belgium, on the date hereof simultaneously with the execution of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Payments to Sellers. Upon the terms and subject to the conditions of this Agreement, at the Closing, the following shall occur:

(a) Company Stock. Subject to the provisions of this Section 2.3, each share of the Company Stock will be sold by the Seller that owns such Company Stock and purchased by the Buyer in exchange for the following consideration, calculated by the Sellers and reflected on Annex A in accordance with Clause 37.1.b of the Company’s articles of association:

(i) Closing Date Payment. Payable upon the Closing, consideration equal to:

(1) cash, without interest, in an amount equal to the amount set forth opposite the relevant Seller’s name as set forth in Annex A in the column under the heading “Closing Consideration: Cash”, on the Seller’s bank account number as specified in Annex A, and, in an amount equal to Euro Seventy Five Thousand (€75,000), on Eubelius’ third party bank account number as specified in Annex A, plus

(2) the relevant Seller’s interest in the Promissory Note Interests, subject to and payable upon the occurrence of those events specified in Section 2.4 hereof (without interest other than set forth in the Promissory Note);

(ii) Post-Closing Adjustment. Payable upon the occurrence of those events specified in Section 2.9 hereof (the “Final Per Share Cash Adjustment Payment”), an amount of cash (without interest) to the relevant Seller equal to the product obtained by multiplying (x) any True-Up Payment owed by Buyer by (y) such Seller’s Pro Rata Portion.

(iii) Post-Closing Consideration. Payable at the latest on April 7, 2014, a payment of cash or a number of shares of Parent Common Stock pursuant to Section 2.10 (the “Post-Closing Consideration”).

(b) Rounding down of Cash Consideration. For the avoidance of doubt, the aggregate part of the consideration payable to any Seller in cash pursuant to this Section 2.3 shall be rounded down to the nearest whole eurocent.

(c) No Fractional Shares. No fractional shares of Parent Common Stock will be delivered to the Sellers under this Agreement. In lieu of fractional shares of Parent Common Stock, each Seller shall receive an amount of cash (rounded to the nearest whole eurocent) equal to the product of (a) the fraction of a share of Parent Common Stock to which such Seller would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such Seller), multiplied by (b) the Parent Stock Price.

(d) Buyer and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or other payment pursuant to this Agreement to any Seller or any other Person such amounts as are required to be deducted or withheld therefrom under Belgian tax laws or otherwise under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.4 Promissory Notes.

(a) At the Closing, Buyer shall deliver or cause to be delivered to the Sellers’ Representative on behalf of all of the Sellers, a promissory note in the form attached as Exhibit 2 hereto, with an aggregate principal amount of Euro Eleven Million (€11,000,000) (the “Promissory Note”). Each Seller shall be entitled to an interest in the principal and interest payable pursuant to the Promissory Note in an amount equal to such Seller’s Pro Rata Portion (collectively, the “Promissory Note Interests”).

(b) Following the satisfaction by the Buyer or the Parent of any Promissory Note Interest, payable on the relevant Seller’s bank account number as specified in Annex A or as otherwise directed by the Sellers’ Representative, each Seller shall look only to the Sellers’ Representative (and not to Parent, Buyer or any of their respective Affiliates) to receive such Seller’s portion of such principal and interest. It is expressly understood and agreed that Parent, Buyer, the Company and their respective Affiliates shall have no liability to any Seller for its portion of such principal and interest, so long as such principal and interest which is due has been paid or delivered, as applicable, in full by or on behalf of Buyer or Parent, as directed by the Sellers’ Representative.

2.5 Sellers’ Closing Deliverables.

(a) Registration of Transfer of Shares. At the Closing, the Buyer and each of the Sellers shall duly register the transfer of the Shares in the appropriate share registers of Company, and each Seller shall deliver to Buyer any and all stock certificates, if any, which have been issued representing the Shares held by such Seller.

(b) Resignations. At the Closing, the Sellers shall deliver to Buyer resignations of (i) Esbee BVBA (managing director), represented by Blomsma Erwin, (ii) Fortis Private Equity Management NV, represented by Moons Raf, (iii) Viziphar Biosciences BVBA, represented by Van Reet Gustaaf, (iv) Chatlin Patrick, (v) Mijten Eric, (vi) Basstanie Luc, (vii) Van Barlingen Henricus J.J. (viii) Vansina Floris, which constitute all of the directors of the Company, confirming that those individuals have no receivables or claims on the Company other than pursuant to the management agreement or employment agreement between the relevant individual and the Company.

(c) No Further Ownership Rights in Company Stock. All consideration paid for the sale of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(d) Employment Agreement. At the Closing, Erwin Blomsma shall deliver to Buyer an employment agreement, in the form attached hereto as Annex D, executed by him and to be accepted by the Company’s board of directors in its new composition immediately after Closing, hereto (the “Employment Agreement”).

(e) Non-Competition Agreement. At the Closing, Erwin Blomsma shall deliver to Buyer a non-competition agreement, in the form attached hereto as Annex G, executed by him and to be accepted by the Company’s board of directors in its new composition immediately after Closing (the “Non-Competition Agreement”).

2.6 Parent and Buyer’s Closing Deliverables.

(a) Parent and Buyer agree to cause a special shareholders’ meeting of the Company to be held on the Closing Date promptly after the Closing and shall cause the Company to provide the Sellers with a copy of the minutes thereof promptly after the Closing, and shall cause the following resolutions to be adopted at that meeting by Buyer as the sole shareholder of the Company:

(i) acknowledgement of the resignation of the resigning directors as members of the board of directors of the Company;

(ii) grant of full discharge to the directors of the Company;

(iii) appointment of at least the minimum number of directors as required under applicable Law, effective immediately.

(b) Parent and Buyer agree to cause a board meeting of the Company in its new composition to be held on the Closing Date promptly after the Closing and shall cause the board of directors of the Company to approve the Employment Agreement and the Non-Competition Agreement and the Company to execute the Employment Agreement and the Non-Competition Agreement on the same date with immediate effect.

2.7 U.S. Securities Law Exemptions. Each Seller has accurately completed its investor questionnaire attached as Annex E hereto (the “Investor Questionnaire”). In connection with completing the Investor Questionnaire, each Seller has accurately and truthfully responded to all questions and made the representations that Buyer or Parent have requested relating to the potential delivery of Parent Common Stock under this Agreement to such Seller under Regulation S under the Securities Act (“Regulation S”), including regarding such Seller’s eligibility to receive securities in a transaction exempt from the Securities Act pursuant to Regulation S and the rules promulgated thereunder.

2.8 Legend.

(a) All certificates representing any shares of Parent Common Stock that may be issued pursuant to this Agreement shall have a restrictive legend in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, E.G. THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED AND SOLD IN AN OFFSHORE TRANSACTION TO INVESTORS WHO ARE NOT “U.S. PERSONS” (AS SUCH TERMS ARE DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.

TRANSFER OF THESE SHARES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCK PURCHASE AGREEMENT, DATED JANUARY 6, 2014 (THE “AGREEMENT”), BY AND AMONG ARATANA THERAPEUTICS, INC., A DELAWARE CORPORATION (THE “ISSUER”), WILDCAT ACQUISITION B.V.B.A., A BELGIAN ENTITY, THE SHAREHOLDERS OF OKAPI SCIENCES N.V., A BELGIAN ENTITY (INCLUDING THE HOLDER), AND THE SELLERS’ REPRESENTATIVE.

(b) The Parent will cause the legends referred to in Section 2.8(a) to be removed upon a registered disposition of the relevant shares of Parent Common Stock in accordance with Section 6.8 and in any event as soon as the relevant shares are no longer “restricted shares” under applicable United States securities laws.

2.9 Closing Statement Purchase Price Adjustment.

(a) Closing Notice. Prior to the Closing Date, Buyer has received a written notice, based on the input of an authorized director of the Company (the “Closing Notice”), setting forth good faith estimates of: (i) the Company’s current assets (other than deferred Tax assets that reflect timing differences between book and Tax accounting), applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, (ii) the Company’s current liabilities (other than deferred Tax liabilities that reflect timing differences between book and Tax accounting), applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, (iii) the Indebtedness (other than current liabilities), (iv) the Company’s Transaction Expenses that are unpaid, and (v) any Change in Control Payments that are unpaid, in each case as of the Closing (clauses (i) through (v) collectively the “Closing Cash Consideration Inputs”).

(b) Draft Closing Statement. As soon as practicable following the Closing, Buyer shall prepare a report setting forth the actual amounts of the Closing Cash Consideration Inputs, along with a summary showing in reasonable detail the Buyer’s calculation of such amounts (the “Draft Closing Statement”). Buyer shall deliver the Draft Closing Statement to the Sellers’ Representative not later than forty-five (45) days following the Closing Date.

(c) Review by Sellers’ Representative. As soon as practicable, but in any event within thirty (30) Business Days of receipt of the Draft Closing Statement, the Sellers’ Representative shall provide to Buyer a written report indicating its agreement with, or specific, itemized and quantified objections to, the Draft Closing Statement (the

“Sellers’ Representative’s Report”). During such period, Buyer shall permit the Sellers’ Representative reasonable access to the Company’s books and records and personnel to the extent necessary to review the Draft Closing Statement; provided that the Sellers’ Representative shall treat all such information as confidential information of Buyer. All other items on the Draft Closing Statement which have not been cited as subject to objection in the Sellers’ Representative’s Report shall be deemed accepted by the Sellers’ Representative. Failure by the Sellers’ Representative to object to the Draft Closing Statement within such period shall be deemed to be the Sellers’ Representative’s acceptance of the entire Draft Closing Statement and all items therein.

(d) Agreement on Closing Statement.

(i) Within fifteen (15) Business Days of the receipt by Buyer of the Sellers’ Representative’s Report, the Sellers’ Representative and Buyer shall endeavor in good faith to agree on any matters in dispute, and any such resolution shall be final and binding on Buyer and the Sellers. Any matter that Buyer chooses not to dispute on the Sellers’ Representative’s Report within such fifteen (15) Business Day period shall be deemed accepted by Buyer.

(ii) If Buyer and the Sellers’ Representative are unable to agree on any remaining matters that were disputed in the Sellers’ Representative’s Report within fifteen (15) Business Days after Buyer’s receipt of the Sellers’ Representative’s Report, then the matters contained in the Sellers’ Representative’s Report in dispute will be submitted for resolution to Ernst & Young (the “Appraiser”). The Appraiser shall be given reasonable access to all relevant financial information, books, records, schedules, memoranda and other documents prepared or reviewed by Buyer or any of its representatives that are relevant to the Draft Closing Statement, and to all personnel, including accounting personnel, involved in the preparation of the Draft Closing Statement, in connection with its calculation of the Closing Cash Consideration Inputs. The Appraiser shall use its accounting expertise to calculate, based solely on the written submissions of Buyer, on the one hand, and the Sellers’ Representative, on the other hand, and not by independent investigation, the Closing Cash Consideration Inputs and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in this Agreement, and (ii) with respect to each item in dispute, absent a finding by the Appraiser of manifest error or fraud, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Sellers’ Representative in the Sellers’ Representative’s Report and by Buyer in the Draft Closing Statement. Within thirty (30) days of such submission, Appraiser shall issue a written report to the Sellers’ Representative and Buyer upon such disputed items (in no event enlarging or adding any new or additional item to those set forth in the Sellers’ Representative’s Report and not accepted by Buyer), and such written decision shall be final and binding upon the parties hereto. The Sellers’ Representative and Buyer shall cooperate reasonably with each other and each other’s representatives to enable the Appraiser to render a written decision as promptly as possible. The fees and expenses of the Appraiser shall be borne by the Sellers (and paid by the Sellers’ Representative on their behalf) and Buyer in inverse proportion to their respective success on the merits, and such allocation of fees and expenses shall be calculated by the Appraiser and shall be final and binding on the parties. At any time, Buyer and the Sellers’ Representative may agree to settle any objections raised in the Sellers’ Representative’s Report, which agreement shall be in writing and binding upon each of Buyer and the Sellers with respect to the subject matter of any such objection so resolved.

(iii) The Draft Closing Statement, revised to incorporate the resolution of any matters in dispute pursuant to Sections 2.9(c), 2.9(d)(i) and/or 2.9(d)(ii), as applicable, is referred to as the “Closing Statement.” The Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the parties hereto.

(e) Adjustment to Closing Consideration. If any of the Closing Cash Consideration Inputs in the Closing Statement are different than the Closing Cash Consideration Inputs in the Closing Notice, then a post-closing adjustment will be made to the Closing Consideration. If the True-Up Payment is positive, the Sellers shall be entitled to a payment from the Buyer in the amount of the True-Up Payment in accordance with Section 2.9(e)(ii). If the True-Up Payment is negative, the Buyer shall be entitled to a payment from the Sellers in the amount of the True-Up Payment in accordance with Section 2.9(e)(i). The True-Up Payment shall be treated as an adjustment to the Closing Consideration for Tax purposes to the greatest extent permitted by law. The True-Up Payment shall be made within five (5) Business Days after the determination of the Closing Statement.

(i) Any True-Up Payment owed by the Sellers to the Buyer shall be paid by set-off against the principal amount and interest owed under the Promissory Note unless the size of such True-Up Payment would cause the principal and interest then outstanding under the Promissory Note to be less than Euro One Million Five Hundred Thousand (€1,500,000), in which case the Sellers, on an individual basis (‘niet hoofdelijk’), shall pay such True-Up Payment to the Buyer based upon each Seller’s Pro Rata Portion. If the Promissory Note Interests have already been paid to the Sellers, the Sellers’ Representative shall cause the Escrow Agent to release to Buyer from the Escrow Fund an amount equal to the True-Up Payment in immediately available funds by wire transfer to such bank account as Buyer may specify; provided that no True-Up Payment shall be paid by the Sellers if such payment is less than Euro Fifteen Thousand (€15,000); provided, further, that, if the True-Up Payment exceeds Euro Fifteen Thousand (€15,000), the full amount of such True-Up Payment, without regard to such threshold, shall be paid by the Sellers.

(ii) For any True-Up Payment owed by Buyer, Buyer shall pay an amount equal to the True-Up Payment in immediately available funds by a single wire transfer, as directed by the Sellers’ Representative on behalf of the Sellers; provided that no True-Up Payment shall be paid by the Buyer if such payment is less than Euro Fifteen Thousand (€15,000); provided, further, that, if the True-Up Payment exceeds Euro Fifteen Thousand (€15,000), the full amount of such True-Up Payment, without regard to such threshold, shall be paid by Buyer. Payments to the Sellers by the Buyer or as directed by the Sellers’ Representative pursuant to this Section 2.9(e)(ii) shall be made in proportion to each Seller’s respective Pro Rata Portion, with each amount rounded down to the nearest whole euro cent.

2.10 Post-Closing Consideration. The Buyer shall, at its option, (a) on April 7, 2014, issue to each Seller, by book-entry to such Seller’s account with Parent’s transfer agent, the number of shares of Parent Common Stock equal to the product of the Post-Closing Stock Amount multiplied by such Seller’s Pro Rata Portion as set forth opposite the relevant Seller’s name on Annex A hereto or (b) on or at any time prior to April 7, 2014, pay to each Seller, by wire transfer to such Seller’s bank account number specified in Annex A hereto, an amount in cash equal to the product of the Post-Closing Cash Amount multiplied by such Seller’s Pro Rata Portion as set forth opposite the relevant Seller’s name on Annex A hereto; provided, however, that if the Parent completes any registered public offering or any private investment in public equity (PIPE) financing transaction with institutional investors, pursuant to which it issues shares of Parent Common Stock for cash prior to the issuance of stock or payment of cash to the Sellers contemplated by clauses (a) and (b) above, the Buyer shall make the payment set forth in clause (b) above promptly after the closing of such financing. For the avoidance of doubt, (i) Parent Common Stock issued upon the exercise of stock options or other equity incentives or other similar issuances of stock shall not trigger the Buyer’s obligations under the proviso to this Section 2.10, (ii) in no event shall Buyer be obligated to make the payments contemplated by both clauses (a) and (b) above and (iii) in no event shall Buyer be obligated to make the payment contemplated by this Section 2.10 more than once.

2.11 Further Assurances. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers individually (‘niet hoofdelijk’) represents and warrants to the Parent and Buyer that the statements set forth on Annex B hereto are true and correct at the time of the Closing, except as set forth in this Agreement or in the disclosure letter attached as Annex F hereto supplied by the Sellers to Buyer dated as of the date hereof which, subject to Section 8.2, identifies exceptions to such representations and warranties (the “Disclosure Letter”).

Buyer and Parent acknowledge that they have conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, products, prospects, employees and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and Parent are relying and have relied only on the results of their own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in Annex B to this Agreement and the Investor Questionnaires, each as qualified by the Disclosure Letter and this Agreement. The Parent and the Buyer acknowledge that they have been furnished with such financial or other information concerning the Company as the Parent and the Buyer consider necessary in connection with the direct or indirect acquisition of the Shares.

The representations and warranties of the Sellers set forth in Annex B and the Investor Questionnaires, constitute the sole and exclusive representations and warranties to Buyer in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by the Sellers. Buyer acknowledges and agrees that no current or former stockholder, director, officer, Employee, Affiliate or advisor of the Company has made or is making, in such Person’s individual capacity, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represent and warrant to the Sellers that the statements set forth on Annex C hereto are true and correct at the time of the Closing.

Each of the Sellers acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement, each Seller is relying and has relied only on the representations and warranties of Parent and Buyer that are expressly and specifically set forth in Annex C to this Agreement. Each of the Sellers acknowledges that he, she or it has had the opportunity to review such financial or other information concerning Parent and the Buyer as such Seller considers necessary in connection with the transactions contemplated by this Agreement.

The representations and warranties of Parent and the Buyer set forth in Annex C constitute the sole and exclusive representations and warranties to the Sellers in connection with the transactions contemplated by this Agreement, and each Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by Parent and the Buyer. Each Seller acknowledges and agrees that no current or former stockholder, director, officer, employee, Affiliate or advisor of Parent or the Buyer has made or is making, in such Person’s individual capacity, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

5.1 Survival of Representations and Warranties. All representations and warranties of the Sellers contained in Annex B to this Agreement or in the Investor Questionnaires and all representations and warranties of Parent and Buyer contained in Annex C to this Agreement shall survive the consummation of the Stock Purchase and continue until the Escrow Termination Date, after which time such representations and warranties shall terminate and any Claim Notice or Indemnification Demand based thereon delivered after the Escrow Termination Date shall be inadmissible; provided, however, (i) for the avoidance of doubt, that such representations and warranties are given only at the time of the Closing and are not repeated or reiterated in respect of any later date, and (ii) that the Fundamental Representations shall survive indefinitely, and (iii) that if at any time prior to the termination of any specific representation or warranty, an Indemnified Party has duly delivered to the Indemnifying Party a valid Indemnification Demand or Claim Notice (with such Indemnification Demand or Claim Notice satisfying the requirements set forth in Sections 5.5(a) or 5.6(b), as applicable) relating to such representation or warranty, then the representation or warranty underlying the claim asserted in such Indemnification Demand or Claim Notice shall survive solely with respect to the claim (and only to the extent reasonably within the scope of the claim) in such notice until such time as such claim is resolved.

The Sellers and Buyer expressly agree pursuant to this Section 5.1 to shorten the statutes of limitation applicable to all claims and causes of action based directly or indirectly upon inaccuracies in or breaches of the representations and warranties made by the Buyer, the Parent or the Sellers in this Agreement. The respective covenants, agreements and obligations of the parties contained in this Agreement shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the later of the end of the applicable statute of limitations and any extensions thereof.

5.2 Escrow. A portion of the Closing Consideration equal to the Escrow Amount shall constitute escrowed closing consideration (collectively with any interest payable thereon, if any, the “Escrowed Closing Consideration”). In the event that the Parent or Buyer is obligated to make any payment to the Sellers in respect of the principal amount of the Promissory Note prior to the Escrow Termination Date, the Sellers agree that, out of such payment under the Promissory Note, an aggregate amount of cash equal to the Escrow Amount shall be deposited with the Escrow Agent in an escrow account (the “Escrow Account”) established in accordance with the Escrow Agreement to secure the indemnification obligations of the Sellers under Article V and (y) any reduction made pursuant to Section 2.9(e) before any payment shall be made to the Sellers, and the Sellers agree that the deposit of amounts by the Buyer in the Escrow Account shall be deemed to be payments under the Promissory Note to the Sellers. The Escrow Agreement shall provide that Sellers are, for income tax purposes, the owner of the Escrowed Closing Consideration and are taxable on any earnings thereon. If any payment is required to be made to Buyer pursuant to this Article V, Buyer and the Sellers’ Representative shall promptly provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to Buyer out of the Escrow Account an amount of cash that is equal in value to such required payment. The Parties agree that they shall cause the Escrow Agent to disburse the Escrowed Closing Consideration in accordance with the terms of the Escrow Agreement.

5.3 Indemnification; Escrow Fund; Setoff.

(a) Subject to Section 5.1 and the limitations set forth in Section 5.4, each Buyer Indemnified Party shall be entitled to be indemnified, defended and held harmless, and shall be indemnified on a euro-for-euro basis, by the relevant Seller(s) on an individual (‘niet-hoofdelijk’) basis from and against any Losses which are suffered or incurred by any Buyer Indemnified Party and which arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of the relevant Seller(s) contained in Annex B hereto, in the Investor Questionnaire of the relevant Seller(s) contained in Annex E hereto, or in Annex A hereto;

(ii) any failure by the relevant Seller(s) to perform or comply with any agreement, obligation or covenant of such Seller(s) contained in this Agreement;

(iii) any inaccuracy in or breach of any Fundamental Representation of the relevant Seller(s) contained in Annex B hereto, regardless of any actual or deemed receipt by the Buyer, the Parent or any of their representatives of any information or knowledge (obtained in any investigation conducted in connection with entering into this Agreement or otherwise) from which it could or inferred that the Buyer, the Parent or any of their representatives had actual or constructive knowledge that any such Fundamental Representations were inaccurate in any respect; and

(iv) any Indemnified Taxes;

it being understood that in case indemnification under this Article V, subject to Section 5.4, is due by all Sellers, the Buyer Indemnified Party shall be indemnified by each Seller in proportion to its respective Pro Rata Portion.

(b) In the event any Buyer Indemnified Party shall suffer any Losses the amount of which has been finally determined in accordance with this Agreement, for which such Buyer Indemnified Party is entitled to indemnification under this Article V, subject to Section 5.4, such Buyer Indemnified Party shall only be entitled to recover such Losses, (i) before the date on which the Escrowed Closing Consideration is deposited in the Escrow Account, by setoff against any amounts payable to or for the account of the relevant Indemnifying Party under the Promissory Note (the “Setoff Mechanism”) and, after the Escrowed Closing Consideration is deposited in the Escrow Account, by obtaining such amount from the Escrow Account provided that such amount does not exceed the relevant Seller’s interest in the balance of the Escrow Account at such time, and (ii) with respect to Losses the amount of which has been finally determined in accordance with this Agreement that arise from or as a result of any inaccuracy in or breach of a Fundamental Representation of a Seller and which exceed the relevant Seller’s interest in the balance of the Escrow Account at such time, by setoff against any amounts payable by the Buyer or the Parent to such Seller or, if there are no amounts payable by the Buyer or the Parent to the relevant Seller, by payment in cash by the relevant Seller to the Buyer Indemnified Party.

(c) Subject to Section 5.1 and the limitations set forth in Section 5.4, each Seller Indemnified Party shall be entitled to be indemnified, defended and held harmless by Buyer and Parent on a joint and several basis (‘hoofdelijk’) from and against any Losses which are suffered or incurred by any Seller Indemnified Party which arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of Parent or Buyer contained in Annex C hereto;

(ii) any failure by Parent or Buyer to perform or comply with any agreement, obligation or covenant of Parent or Buyer contained in this Agreement.

(d) In the event any Seller Indemnified Party shall suffer any Losses the amount of which has been finally determined in accordance with this Agreement, for which such Seller Indemnified Party is entitled to indemnification under this Article V, subject to Section 5.4, such Seller Indemnified Party shall only be entitled to recover such Losses (i) by set-off against any amounts then payable pursuant to this Agreement by the relevant Seller Indemnified Party to any Buyer Indemnified Party or, if there are no such amounts payable, (ii) by payment in cash by the Parent or the Buyer to the Seller Indemnified Party.

(e) Any amount paid by the Sellers or the Parent or the Buyer in respect of any claim under this Section 5.3 shall constitute an adjustment of the Closing Consideration.

5.4 Limitation on Remedies.

(a) Notwithstanding anything to the contrary contained herein:

(i) the Sellers shall not be liable if and to the extent that Losses result or arise from (a) any action or omission by the Parent or any of its Affiliates or the Company or by any person whose actions or omissions are attributable to one of them, occurring after the Closing Date and done in the knowledge that such action or omission could reasonably be expected to give rise to, or increase the extent of, Losses, and with the exception of actions or omissions to comply with Legal Requirements, (b) any changes in Legal Requirements after the Closing Date, (c) any changes in the accounting or Tax policy or practice of the Company after the Closing Date, with the exception of changes made to remedy existing non-compliance with Legal Requirements;

(ii) the Sellers shall not be liable for any Losses in respect of any individual claim under Section 5.3(a)(i), other than in respect of a Fundamental Representation or fraud, unless the amount of such Losses exceed Euro Fifteen Thousand (€15,000) (the “Threshold”), in which event the Sellers shall, subject to the other limitations contained herein, be responsible for the entire amount of such Losses,

(iii) neither the Buyer nor the Parent shall be liable for any Losses in respect of any individual claim under Section 5.3(c)(i), other than in respect of a Fundamental Representation or fraud, unless the amount of such Losses exceed the Threshold, in which event the Buyer and Parent shall, subject to the other limitations contained herein, be responsible for the entire amount of such Losses,

(iv) the Sellers shall not be liable for any Losses in respect of any claim under Section 5.3(a)(i), other than in respect of a Fundamental Representation or fraud, unless and until the aggregate amount of Losses (including for this purpose Losses in respect of any claim that do not exceed the Threshold) which may be recovered from the Sellers exceeds Euro One Hundred Fifty Thousand (€150,000) (the “Deductible Amount”), in which event the Sellers shall, subject to the other limitations contained herein, be liable only for the portion of such Losses in excess of the Deductible Amount,

(v) neither the Buyer nor the Parent shall be liable for any Losses in respect of any claim under Section 5.3(c)(i), other than in respect of a Fundamental Representation or fraud, unless and until the aggregate amount of Losses (including for this purpose Losses in respect of any claim that do not exceed the Threshold) which may be recovered from the Sellers exceeds the Deductible Amount, in which event the Buyer and Parent shall, subject to the other limitations contained herein, be liable only for the portion of such Losses in excess of the Deductible Amount, and

(vi) the maximum aggregate amount of indemnifiable Losses under this Article V that may be recovered from the Sellers shall be the Escrow Amount (the “Cap”), it being understood that the Sellers shall not be liable for Losses in the aggregate in excess of the Cap, provided that the limitation on the obligation to indemnify to an amount equal to the Cap shall not apply to any inaccuracy in or breach of any Fundamental Representation or fraud;

(vii) the maximum aggregate amount of indemnifiable Losses under this Article V that may be recovered from the Buyer and Parent shall be the Cap, it being understood that Buyer or Parent shall not be liable for Losses in the aggregate in excess of an amount equal to the Cap, provided that the limitation on the obligation to indemnify to an amount equal to the Cap shall not apply to any inaccuracy in or breach of any Fundamental Representation, fraud or, for the avoidance of doubt, to the obligation to pay the Closing Consideration in accordance with this Agreement.

(b) Notwithstanding anything to the contrary contained herein: (i) any Losses recoverable hereunder shall be net of (A) any insurance proceeds actually realized by any Indemnified Party that are directly attributable to such Losses (provided that the Indemnified Party shall not be required to litigate any dispute, or otherwise bring any claim, lawsuit or other proceeding to obtain such insurance proceeds), (B) any prior or subsequent contribution or other payments or recoveries of a like nature by the Indemnified Party from any third party (other than the Indemnifying Party) with respect to such Losses; and (C) any Tax savings attributable to such Losses that are recognized by the Indemnified Party in the year the Loss arises; and (ii) no Losses (other than Losses from Third-Party Claims that are actually paid to third parties) shall be recoverable that constitute punitive or consequential damages, or any diminution in value and (iii) Losses shall not be calculated by using or taking into account any multiple of earnings, book value, cash flow or other measure. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate all Losses after it becomes aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(c) An Indemnified Party shall not be entitled under this Agreement to multiple recoveries for the same Loss.

(d) No Buyer Indemnified Party shall be entitled to indemnification under this Article V with respect to any Losses to the extent that such Losses have been incorporated into the final determination of the Closing Statement pursuant to Section 2.9 and Buyer has been paid the True-Up Payment, if any, with respect to the full amount of such Losses to which it is entitled pursuant to such Section.

(e) After any indemnification payment is made to any Indemnified Party pursuant to this Article V, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

(f) The right to indemnification pursuant to this Article V shall be the sole and exclusive remedies of the Indemnified Parties for any Losses incurred by any Indemnified Party (other than claims for injunctive relief and/or specific performance of covenants that require performance after the Closing); provided that a party’s liability for fraud shall not be limited under this Article V. Notwithstanding the foregoing, the parties hereby acknowledge and agree that once the Escrow Amount has been exhausted or fully paid to the Sellers, the only liability of the Sellers for Losses hereunder that shall survive shall be with respect to breaches of any of the Fundamental Representations, which liability shall (i) be on an individual basis (‘niet-hoofdelijk’) among the Sellers and shall be allocated in proportion to each Seller’s respective Pro Rata Portion and (ii) in no event exceed the amount of Closing Consideration received by such Seller. The Indemnified Parties may not avoid such limitation on liability by seeking damages for breach of contract or tort or pursuant to any other theory of liability against the Sellers, or against the directors appointed upon nomination of the Sellers or the Chairman of the Board of Directors of the Company for any theory of personal liability.

5.5 Third-Party Claims.

(a) In the event that an Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) that the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article V, the Indemnified Party shall promptly notify the Indemnifying Party of such claim stating in reasonable detail the nature and basis of such Third-Party Claim and the euro amount of such Third-Party Claim, to the extent known (a “Claim Notice”); provided, however, that no delay or failure on the part of an Indemnified Party in delivering any Claim Notice shall relieve the Indemnifying Party from any liability hereunder except and to the extent the Indemnifying Party have been actually prejudiced by such delay or failure.

(b) Buyer may, at its election, undertake and conduct the defense of such Third-Party Claim upon written notice of such election to the Sellers’ Representative within thirty (30) days after delivery of the Claim Notice. The Sellers’ Representative shall be entitled to participate in (except to the extent necessary to preserve attorney-client privilege), but not to determine or conduct, the defense of such Third-Party Claim; provided, however, that Buyer shall have the right in its reasonable discretion to settle any such claim; provided, further, that except with the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of any Losses relating to such matter. The Sellers’ Representative shall have the right to provide input to the Buyer with respect the defense of Third-Party Claims, and the Buyer shall consider in good faith such input provided by the Sellers’ Representative with a view to limiting potential Losses to the largest extent possible.

(c) If Buyer does not so elect to undertake and conduct the defense of such Third-Party Claim, the Sellers’ Representative may undertake the defense of and use all reasonable efforts to defend such claim and shall consult with Buyer regarding the strategy for defense of such claim, including with respect to the Sellers’ Representative choice of legal counsel, it being understood that such consultation shall not confer upon Buyer the right to determine or conduct the defense; Parent and Buyer shall take all necessary steps to allow such counsel appointed by Seller’s Representative to act as legal counsel to the relevant Indemnified Party and Parent and Buyer shall cause such counsel to comply with any reasonable instructions of the Seller’s Representative in respect of the Third-Party Claim; provided, however, that the Sellers’ Representative shall have the right in its reasonable discretion to settle any such claim; provided, further, that except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of any Losses relating to such matter. Notwithstanding the foregoing, in the event that (i) the control of the defense by the Sellers’ Representative would be inappropriate due to a conflict of interest or because the Buyer has been advised by counsel that in such counsel’s opinion it has claims or defenses that are unavailable to the Sellers or which the Sellers’ Representative is unable or unwilling to assert, (ii) such Third-Party Claim (or the facts or allegations related to such Third-Party Claim) involves criminal allegations or seeks relief against the Buyer, its directors, officers or agents, or (iii) the Sellers’ Representative fail at any time to conduct the defense of such proceeding, claim or demand in a reasonably active and diligent manner, then Buyer shall have the right to assume the control of such defense. Until the Sellers’ Representative assume the defense of any such Third-Party Claim, Buyer may defend against such Third-Party Claim in any manner Buyer reasonably deems appropriate at cost and expense of the Sellers if the Sellers are liable for indemnification hereunder. Notwithstanding any other provision of this Article V, the Sellers’ Representative shall not enter into any compromise, settlement agreement or consent decree with respect to any such Third-Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) unless such compromise, settlement agreement or consent decree (x) provides solely for the payment of money in an amount that is less than the amount of the Escrow Amount then remaining in the Escrow Fund, (y) contains a complete and unconditional release by the third party asserting the Third-Party Claim and (z) does not contain any direct or indirect requirements upon or provisions for or impose any obligations on the Buyer or the Company or any of their respective Affiliates.

(d) The party controlling the defense of a Third-Party Claim (the “Controlling Party”) shall (i) keep the other party (the “Non-controlling Party”) advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto, and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). If requested by the Controlling Party, the Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

5.6 Notice of Indemnity Claims Other than Third-Party Claims.

(a) If an Indemnified Party reasonably believes itself to be entitled to indemnification under this Article V other than with respect to a Third-Party Claim, such Indemnified Party shall deliver a written demand (an “Indemnification Demand”) to the Indemnifying Party within twenty (20) Business Days of such Indemnified Party determining that it is entitled to indemnification hereunder; provided, however, that no delay or failure on the part of an Indemnified Party in delivering any Indemnification Demand shall relieve the Indemnifying Party from any liability hereunder except and to the extent the Indemnifying Party have been actually prejudiced by such delay or failure. The Indemnification Demand shall contain (i) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or breach of such covenant or other specific circumstance entitling such Indemnified Party to such indemnification; (ii) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (iii) a statement that the Indemnified Party is entitled to indemnification under Section 5.3 for such Losses and the specific representation and warranty alleged to have been inaccurate or specific covenant alleged to have been breached or other specific circumstance entitling such Parent Indemnified Party to such indemnification and (iv) a demand for payment in the amount of such Losses.

(b) The Indemnifying Party may object to any liability claim set forth in an Indemnification Demand by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Dispute Notice”). Such Indemnification Dispute Notice will describe the grounds (to the extent known) for such objection in reasonable detail. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice to the Indemnified Party within fifteen (15) Business Days following receipt of an Indemnification Demand from an Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Article V, and such Indemnified Party shall, subject to the limitations contained in this Article V, be indemnified for the amount of the Losses stated in such Indemnification Demand on demand. If an Indemnification Dispute Notice is delivered, the parties shall thereafter comply with the following dispute resolution provisions:

(i) The Indemnifying Party and the Indemnified Party shall attempt to resolve such dispute promptly by negotiation in good faith. Each such party shall give the other party involved written notice of any dispute not so resolved within ten (10) Business Days following delivery of an Indemnification Dispute Notice. Within five (5) Business Days following delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and response shall include the name and title of the Person who will represent the Indemnified Party and any other Person who will accompany that Person, in the case of the Indemnified Party, or the name and title of the Person who will represent the Indemnifying Party and any other Person who will accompany that Person, in the case of the Indemnifying Party.

(ii) Within ten (10) Business Days following delivery of the notice pursuant to Section 5.6(b)(i), the designated officer or other designated agent of the Indemnified Party and the Indemnifying Party shall meet at a mutually agreed time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 5.6(b) (and any of the parties’ submissions in contemplation thereof) shall be kept confidential by the parties.

(c) In the event the Indemnifying Party and the Indemnified Party are unable to resolve any dispute identified in an Indemnification Dispute Notice in accordance with provisions (i) and (ii) of this Section 5.6(b) within forty-five (45) days after delivery of any Indemnification Dispute Notice, either the Indemnified Party or the Indemnifying Party may seek to resolve the matter through arbitration in accordance with Section 8.5.

5.7 No Circular Recovery. After the Closing, the Sellers shall not have any right of contribution, right of indemnity or other right or remedy against the Company, its Affiliates, or any of its respective directors, officers or employees (in their respective capacity of director, officer or employee), for any breach of any representation, warranty, covenant or agreement of the Indemnifying Party; provided that the Sellers shall have the right of subrogation set forth in Section 5.4(e).

5.8 Determination of Indemnifiable Losses. For the purpose of calculating the amount of the Losses resulting from a breach or inaccuracy of a representation or warranty (but not for the purpose of determining the existence of such breach or inaccuracy), any “material,” “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

5.9 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article V will be treated as adjustments to the purchase price for all Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE VI.

POST-CLOSING OBLIGATIONS

6.1 Confidentiality. The parties acknowledge that the Company and Parent have previously executed the Mutual Nondisclosure Agreement, dated July 12, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

6.2 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Sellers’ Representative will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and will agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Stock Purchase, and will not issue, and will ensure that the Buyer and the Company do not issue, any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with any applicable national or regional securities exchange or market. Notwithstanding the foregoing, (a) each of the Company, Parent and Buyer may make internal announcements to its employees as reasonably necessary to communicate the relevant details of the Stock Purchase, and (b) Parent and Buyer shall be entitled to respond to analysts’ questions in the ordinary course and in a manner consistent with any previous disclosure made in accordance with this Section 6.2.

6.3 Publication of Resignation. The Parent and the Buyer shall ensure and procure that the Company shall do what is necessary for the filing and publication of (i) the resignation of the former directors and (ii) the appointment of new directors.

6.4 Discharge of Directors. The Parent and the Buyer irrevocably undertake to vote (or shall cause to vote) at the next annual shareholders’ meetings of the Company in favor of a resolution granting the directors and the statutory auditor of the Company full discharge for the performance of their office as directors and auditor until the Closing Date.

6.5 Tax Matters.

(a) Tax Returns.

(i) Buyer shall procure that the Company prepares and timely files, or causes to be prepared and timely filed, on a basis consistent with past practice unless otherwise required by applicable Legal Requirements, all Tax Returns for the Company for any periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns for the Company for any Straddle Periods. Buyer shall deliver to the Sellers’ Representative for the Sellers’ Representative’s review and comment a copy of each such Tax Return at least fifteen (15) Business Days prior to the due date for the filing of such Tax Return (taking into account any extension). Buyer shall make any reasonable changes requested by the Sellers’ Representative at least five (5) Business Days prior to the due date for the filing of such Tax Return.

(ii) For purposes of this Agreement, in the case of Straddle Period, the portion of any Taxes allocable to the Pre-Closing Tax Period will be (i) in the case of Property Taxes for assets held by the Company at Closing and that were already subject to such Property Taxes prior to Closing, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on Closing.

(b) Tax Contests. Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Buyer shall have the right to control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that (i) Buyer shall keep the Sellers’ Representative reasonably informed of the progress of any Tax Contest; the Sellers’ Representative will have the right to participate in the defense of such Tax Contest at the sole expense of the Sellers; and (ii) and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on any indemnification obligations under Article V without the Sellers’ Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 6.5(b) and Section 5.4(f), the provisions of this Section 6.5(b) shall prevail.

(c) Cooperation on Tax Matters. Buyer and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Sellers. The Sellers’ Representative hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes. The Sellers’ Representative shall provide Buyer with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Sellers’ Representative.

(e) Any Tax refunds received by Buyer or any of its Affiliates (or credits for overpayments for Tax to which any of the foregoing are entitled) after the Closing and that relate to Taxes paid by the Company with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company prior to the Closing or by the Sellers pursuant to Article V after the Closing) shall be for the account of the Sellers, other than refunds (or credits) that arise as a result of a carryback of a loss or other Tax benefit from a Tax period or portion thereof beginning after the Closing Date or such refunds (or credits) were included as an asset in determining the Closing Cash Consideration Inputs in the Closing Statement. Buyer shall pay to the Sellers any such refund (or the amount of any such credit), net of any expenses or Taxes incurred by Buyer or any of its Affiliates and specifically and separately attributable to such refund (or credit), within fifteen (15) days after receipt of such refund (or fifteen (15) days after the due date of the Tax Return claiming such credit). Except in connection with the preparation of Tax Returns pursuant to Section 6.5(a) or to the extent reasonably and timely requested by the Sellers’ Representative, Buyer shall have no obligation to claim or obtain any refund or credit that will give rise to a payment to Sellers pursuant to this Section 6.5(e). To the extent any such refund (or credit) is subsequently disallowed or required to be returned to the applicable Tax Authority, the Sellers agree promptly to repay the amount of such refund (or credit), together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer.

(f) Without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, none of Buyer or any Affiliate thereof shall amend, refile or otherwise modify any Tax Return of the Company relating to a Pre-Closing Tax Period, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver would reasonably be expected to result in damages for which indemnification of Buyer would be required hereunder, unless otherwise required by applicable Legal Requirements.

6.6 Preparation of Financial Statements. Effective as of the Closing Date, at Buyer’s expense, each of the Sellers agrees to use commercially reasonable efforts and cooperate, and cause the Company’s accountants to use commercially reasonable efforts and cooperate, in providing (a) historical financial information to Parent and Buyer, as applicable, in a manner to allow Parent to satisfy its filing obligations with the SEC, (b) any related supporting schedules in the format reasonably required by Parent for use by its Subsidiaries at such time (and as may be updated by Parent in its reasonable discretion from time to time), and (c) any other information reasonably requested by Parent in order to comply with the requirements of Rule 3-05 of Regulation S-X of the Securities Act or the preparation of audited and pro forma Company financial statements by Parent. Each Seller shall use commercially reasonable efforts to make itself available to Parent and its accountants and financial advisors, and shall promptly respond to reasonable requests made by Parent and its accountants and financial advisors, relating to the preparation of the financial statements and schedules set forth in this Section 6.6.

6.7 Registration Rights.

(a) Registration Procedures and Expenses. In the event that Buyer delivers shares of Parent Common Stock to the Sellers pursuant to Section 2.10(a), Parent will, subject to receipt of necessary information from the Sellers, file with the SEC, on or prior to April 15, 2014, a registration statement on Form S-1 or other applicable form available to the Parent (the “Registration Statement”) covering the resale to the public of such shares by the Sellers that have complied with Section 6.7(c) (the “Registrable Securities”). Parent shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable. Parent shall be permitted to suspend or delay for one or more periods not exceeding, in the aggregate, forty-five (45) calendar days (each such period, a “Suspension”) the filing or effectiveness of the Registration Statement and the use of a prospectus forming a part of the Registration Statement in the event that (A) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, (B) any financial statements or other information required to be included or incorporated by reference in the Registration Statement are not available, (C) Parent has timely filed a post-effective amendment to the Registration Statement to satisfy its undertakings under Item 512 of Regulation S-K promulgated under the Securities Act or to include any prospectus required by Section 10(a)(3) of the Securities Act and such amendment shall have not yet been declared effective by the Commission or (D) Parent files a registration statement with the SEC for a public offering of its securities.

(b) Restrictions on Transferability.

(i) Each Seller agrees that it will not effect any disposition of the shares of Parent Common Stock issued under this Agreement or its right to receive such shares that would constitute a sale within the meaning of the Securities Act or pursuant to any applicable state securities or blue sky laws of any state, except (A) as contemplated by the Registration Statement referred to in Section 6.7(a) above, (B) pursuant to the requirements of Rule 144 (in which case such Seller will provide Parent with reasonable evidence of such Seller’s compliance therewith) or (C) pursuant to a written opinion of legal counsel reasonably satisfactory to Parent and addressed to Parent to the effect that registration under Section 5 of the Securities Act is not required in connection with the proposed transfer; whereupon the holder of such securities shall be entitled to transfer such securities. Each certificate evidencing the securities transferred as above provided shall bear the appropriate restrictive legends as may be required by Section 2.8.

(ii) Each Seller hereby covenants that such Seller will not sell any shares of Parent Common Stock pursuant to any prospectus during a Suspension.

(iii) None of the shares of Parent Common Stock issued hereunder shall be transferable except upon the conditions specified in this Section 6.7, which are intended to ensure compliance with the provisions of the Securities Act. Each Seller will cause any proposed transferee of such shares to agree to take and hold such shares subject to the provisions and upon the conditions specified in this Section 6.7 if and to the extent that such shares continue to be restricted securities in the hands of the transferee.

(iv) Subject to Section 6.7(d) hereof, each Seller covenants that such Seller will sell or transfer any shares of Parent Common Stock in accordance with the applicable Registration Statement (to the extent such Seller is not relying on clauses (B) or (C) of Section 6.7(b)(i) hereof), the Securities Act, applicable state, Belgian and other applicable securities laws and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, the requirement of delivering a current prospectus in connection with any proposed transfer or sale of such shares.

(c) Furnish Information. It shall be a condition to Parent’s obligations to take any action under this Agreement with respect to the registration of a Seller’s Registrable Securities that such Seller shall promptly furnish to Parent, such information regarding itself, such Seller’s Registrable Securities, and the intended method of disposition of such Registrable Securities as may reasonably be requested by Parent. In connection therewith, each Seller shall be required to represent to Parent that all such information which is given is both complete and accurate when made.

(d) Indemnification. Parent agrees to indemnify and hold harmless each Seller Indemnified Party whose shares of Parent Common Stock issued hereunder are included in the Registration Statement against any losses, claims, damages, expenses or liabilities to which such Seller Indemnified Party may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Parent by or on behalf of a Seller for use in the Registration Statement. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section.

(e) Assignment of Rights. A Seller may not assign any of its rights under this Section 6.7 except in connection with the transfer of some or all of his, her or its shares of Parent Common Stock issued hereunder to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of such shares, provided each such transferee agrees in a written instrument delivered to the Parent to be bound by the provisions of this Section 6.7.

6.8 Sellers’ Representative.

(a) Each of the Sellers hereby agrees to appoint Thuja Capital Healthcare Fund B.V. as its agent and attorney-in-fact (the “Sellers’ Representative”) for and on behalf of the Sellers to execute, deliver and receive notices, certificates, documents and communications, to represent the Sellers in respect of the Closing Statement, to authorize payment to the Buyer from the Escrow Account in satisfaction of claims by the Buyer, to object to such payments, to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any other claim by the Buyer against any Seller or by any such Seller against the Buyer or the Parent or any dispute between the Buyer or the Parent and any such Seller, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. As the representative of the Sellers, the Sellers’ Representative shall act as the agent for each of the Sellers and have authority to bind each Seller in connection with this Agreement and the Escrow Agreement, and Buyer may rely on such appointment and authority until the receipt of a written notice sent by the Sellers of the appointment of a successor Sellers’ Representative.

(b) The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith, except if such act or omission constitutes gross negligence (‘grove nalatigheid’) on the part of such Sellers’ Representative. Towards the Buyer and the Parent, the Sellers’ Representative shall only have the duties stated in this Agreement and shall have no other duty, express or implied. The Sellers’ Representative may engage attorneys, accountants and other professionals and experts. The Sellers’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Sellers’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Sellers shall indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred on the part of the Sellers’ Representative (so long as the Sellers’ Representative were acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative (“Sellers’ Representative Expenses”). The

Sellers’ Representative shall have the right to retain Sellers’ Representative’s Expenses prior to any distribution to the Sellers and to instruct that such Sellers’ Representative’s Expenses are being paid out of the Closing Consideration, and, if such payment is made out of the Escrow Account, shall deliver to the Escrow Agent a certificate setting forth the Sellers’ Representative’s Expenses actually incurred. A decision, act, consent or instruction of the Sellers’ Representative, except for an amendment of this Agreement pursuant to Section 7.2 hereof, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers.

6.9 Consent of Novartis Animal Health. The Sellers shall cause Novartis Animal Health Inc. to formally agree that the obligation of the Company, under that certain Exclusive License Agreement for the Development and Commercialization of Oftalvir entered into by and between Novartis Animal Health Inc. and the Company, dated August 20, 2013 (the “NAH Agreement”), to enter into Pharmacovigilance and Quality Assurance Agreements with Novartis Animal Health Inc. within four (4) months of entering into the NAH Agreement shall not apply until within four (4) months of such times as the Company has (i) a commercial product in the market, with respect to entering into a Pharmacovigilance Agreement and (ii) a supplier in place and a commercial product in the market with respect to entering into a Quality Assurance Agreement.

6.10 Intellectual Property. Sellers covenant to take all efforts necessary to memorialize, in a form reasonably acceptable to Buyer, Company’s right, title and interest in and to all Company Patent Rights disclosed in item 10 (Warranty 1.10(a)(i)) of Schedule 1 to the Disclosure Letter within 10 Business Days of the effective date of the Agreement, such activities to include memorialization of inventor assignments to Company. Sellers also agree to provide Buyer with the original inventor assignments to be executed by the relevant inventors. For the avoidance of doubt, Company currently has full right and title and interest in and to all Company Patent Rights disclosed in item 10 (Warranty 1.10(a)(i)) of Schedule 1 to the Disclosure Letter and this obligation applies solely to memorializing such rights.

ARTICLE VII.

AMENDMENT AND WAIVER

7.1 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (“Transaction Expenses”), shall be paid by the party incurring such expenses whether or not the Stock Purchase is consummated. With respect to the Company, Transaction Expenses unpaid as of the Closing shall be deducted in the calculation of the Closing Cash Consideration.

7.2 Amendment. This Agreement may be amended by the parties hereto by action duly authorized by the parties. Without limiting the foregoing, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Buyer and the Sellers’ Representative, acting for the Sellers. Any such amendment shall be binding on each of the parties hereto, including the Sellers.

7.3 Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of (i) Parent or Buyer, if such waiver is on behalf of Parent or Buyer, respectively, or (ii) the Sellers’ Representative, if such waiver is on behalf of any Seller. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by pdf or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Buyer or Parent, to:

Wildcat Acquisition B.V.B.A.

Attention: Steven St. Peter

Telephone No.: (913) 951-2133

Telecopy No.: (913) 951-2132

Aratana Therapeutics, Inc.

Attention: Steven St. Peter

Telephone No.: (913) 951-2133

Telecopy No.: (913) 951-2132

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Peter N. Handrinos, Esq.

Telephone No.: (617) 948-6060

Telecopy No.: (617) 948-6001

CMS DeBacker

Ch. De La Hulpe 178

B-1170 Brussels

Belgium

Attention: Carl Leermakers

Telephone No.: +32 2 743 69 12

Telecopy No.: +32 2 743 69 01

(b)	if to the Sellers, to:

Thuja Capital Healthcare Fund B.V.

Attention: Mr. Harrold van Barlingen

Telephone No.: +31 30 253 9898

Telecopy No.: +31 30 253 9969

in each case with a copy (which shall not constitute notice) to:

Eubelius Attorneys

Avenue Louise 99

1050 Brussels

Belgium

Attention: Mr. Matthias Wauters

Telephone No.: +32 2 543 31 00

Telecopy No.: +32 2 543 31 01

8.2 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Annex B of in this Agreement. An exception or disclosure made in the Disclosure Letter with regard to a representation of the Company in any section or subsection of the Disclosure Letter shall be deemed to have been disclosed for purposes of all representations and warranties under this Agreement, without the need for specific references on each Schedule or cross-references thereto so long as the relevance for such disclosure is reasonably apparent on its face. The information contained in the Disclosure Letter hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement with such third party, or that such matter is material to the Company.

(b) For purposes of this Agreement, the term “Knowledge of the Sellers” shall mean that one or more of the Sellers, Key Personnel and directors of the Company, (i) has actual knowledge of the fact or other matter at issue or (ii) should have had actual knowledge of such fact or other matter assuming reasonable inquiry of such individual’s direct reports, including the Company’s external counsel who has knowledge of the fact or other matter, through the diligent exercise of such individual’s duties as an Employee, or director of the Company.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, shall mean any change or effect that is materially adverse to such entity’s business, assets, Liabilities, condition (financial or otherwise) or results of operations; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect resulting from changes in Legal Requirements or the interpretation thereof (which change or effect does not disproportionately affect such entity in any material respect); (iii) any change or effect resulting from changes affecting any of the industries in which such entity or its Subsidiaries operates generally or the United States, European or worldwide economy generally, financial markets or political conditions generally (which changes in each case do not disproportionately affect such entity in any material respect); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (which change or effect does not disproportionately affect such entity in any material respect); (v) failure to meet internal forecasts or financial projections (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (vi) any change or effect attributable to the consummation of the transactions contemplated hereby, or the announcement of the execution of, this Agreement, including loss of any employees, customers, licensees, suppliers, partners or distributors; or (vii) any litigation arising from allegations of a breach of fiduciary duty or misrepresentation in any disclosure relating to this Agreement or the transactions contemplated hereby.

(d) No representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Sections 1.9 and 1.14 of Annex B, (ii) intellectual property is being made, except as set forth in Section 1.10 of Annex B, (iii) employee benefit matters is being made, except as set forth in Section 1.14 of Annex B, (iii) environmental, health or safety matters, including any arising under Environmental Laws, is being made, except as set forth in Section 1.17 of Annex B, (iv) regulatory compliance is being made, except as set forth in Section 1.19 of Annex B.

8.3 Counterparts. This Agreement is executed in as many counterparts as there are parties to the Agreement, all of which counterparts shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Letter, Annex A, Annex B and Annex C, the Escrow Agreement and any certificates delivered pursuant to this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person other than Parent any rights or remedies hereunder and no Person other than Parent is or shall be deemed to be a third party beneficiary hereunder, except, following the Closing, such provisions that act for the benefit of the Sellers, as set forth in Sections 2.3(a) and 2.3(b), respectively.

8.5 Governing Law; Arbitration.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY DISPUTES ARISING UNDER THIS AGREEMENT OR RELATING TO THE TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF BELGIUM, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, and also including claims sounding in contract, tort, statute or otherwise (each, a “Dispute”) shall be finally resolved and decided by binding arbitration pursuant to the then-applicable Rules of Arbitration (the “Rules”) of the Netherlands Arbitration Institute (the “NAI”) which rules are deemed to be incorporated by reference into this Agreement. Any party shall refer the Dispute to arbitration by sending a written notice of such Dispute to the other party or parties and shall simultaneously file a Request for Arbitration in accordance with the Rules. The Dispute shall be resolved by three (3) arbitrators to be selected in the following manner. Within thirty (30) days after the date of the notice initiating arbitration, one arbitrator shall be selected by the petitioning party (the “Claimant”) and one arbitrator shall be selected by the party defending the arbitration (the “Respondent”), within thirty (30) days thereafter, failing which such arbitrator shall be appointed by the NAI pursuant to the Rules. The third arbitrator shall be selected by the two (2) arbitrators selected by the Claimant and the Respondent, or, if such arbitrators cannot agree within thirty (30) days on the third arbitrator, such arbitrator shall be selected by the NAI pursuant to the Rules. The seat of the arbitration proceeding shall be in the City of Amsterdam. All communications during the any settlement negotiations under this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence and any additional confidentiality and professional secrecy protections provided by applicable Law. The language of arbitration shall be English.

(c) The decision of the arbitral panel shall be in writing and shall set forth in detail the facts of the Dispute and the reasons for the decision. The arbitral panel shall not have the authority to award punitive damages to any injured party. The arbitral award shall be final and binding on the Parties from the day it is made. In the event that the losing party fails or refuses to comply with the arbitral award within fourteen (14) days following the date of receipt of notice of the award, then the prevailing party may immediately proceed to request the judicial approval necessary for execution and enforcement of the award before a competent court or before any other court where such party or its assets and properties may be found, and the Parties agree not to oppose the immediate domestication (or confirmation and entry of judgment upon the award) and/or enforcement of the award in any such court, including without limitation the courts of the United States or any other country. For the avoidance of doubt, each party waives, in respect of both itself and its property, any defense it may have as to, or based on, lack of jurisdiction, improper venue or inconvenient forum.

(d) Notwithstanding the foregoing, nothing in this Section shall be construed as preventing any party from seeking interim injunctive or conservatory relief in any court of competent jurisdiction. For purposes of any such application for interim injunctive or conservatory relief, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of Brussels, Belgium.

(e) All of the costs, fees and expenses that arise from the arbitral proceeding, including the costs and fees of the Claimant and Respondent’s respective counsel, as well as the fees of the arbitrators shall be paid by the losing party, if any, as determined by the arbitrators. Said losing party shall reimburse the prevailing party any amounts deposited by the prevailing party at the commencement of the arbitration or thereafter as required by the arbitrators.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

8.8 Legal Representation. If the Sellers’ Representative so desires, acting on behalf of the Sellers and without the need for any consent or waiver by the Company or Buyer, Eubelius (“Eubelius”) shall be permitted to represent the Sellers after the Closing in connection with the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Eubelius shall be permitted to represent the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Eubelius, unless and to the extent Eubelius is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or the Sellers’ Representative consents in writing at the time to such engagement. Any such representation of the Company by Eubelius after the Closing shall not affect the foregoing provisions hereof.

8.9 Attorney-Client Privilege. The attorney-client privilege of the Company related to the Stock Purchase shall be deemed to be the right of the Sellers, and not that of Buyer or the Parent, following the Closing, and may be waived only by the Sellers’ Representative. Absent the consent of the Sellers’ Representative, neither Parent nor Buyer shall have a right to access attorney-client privileged material of the Company related to the Stock Purchase following the Closing.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except in respect of the Promissory Note in accordance with Section 8.8 thereof. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, upon satisfaction of its obligations under Section 2.10 hereof, Buyer may sell, transfer or assign its rights under this Agreement to any third party, as part of a sale or transfer of substantially all of the assets of the Buyer; provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement.

8.12 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

ARATANA THERAPEUTICS, INC.

/s/ Carl Leermakers
Name: Carl Leermakers
Title: Proxyholder

WILDCAT ACQUISITION B.V.B.A.

/s/ Carl Leermakers
Name: Carl Leermakers
Title: Proxyholder

THUJA CAPITAL HEALTHCARE FUND B.V., as Sellers’ Representative

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: in its position of director of Thuja Capital Management B.V.

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Agri Investment Fund CVBA

/s/ Paul Deleu
Name: Paul Deleu, by Proxy
Title: Director

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Thuja Capital Healthcare Fund B.V.

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Director

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Gemma Frisus-Fonds
K.U. Leuven II NV

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Vlaams Innovatiefonds Comm. VA

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

KeBek Arkiv NV

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Fortis Private Equity Arkimedes NV

/s/ Roy Thomas
Name: Roy Thomas
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Spinventure NV

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Johan Neyts

/s/ Harrold Van Barlingen Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Erwin Blomsma

/s/ Harrold Van Barlingen Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Esbee BVBA

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Stefaan Wera BVBA

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Katholieke Universiteit Leuven

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Gesval (Société de Gestion et de Valorisation) SA

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Institue of Organic Chemistry and Biochemistry AS CR, v.v.i.

/s/ Harrold Van Barlingen
Name: Harrold Van Barlingen
Title: Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Alain Vanderplasschen

/s/ Harrold Van Barlingen Proxyholder

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in 19 original counterparts, one for each party.

Nesya Goris

/s/ Harrold Van Barlingen Proxyholder

[Signature Page to Stock Purchase Agreement]

Annex A

The Sellers

Name and Address of Seller	Number and type of Shares	Closing Consideration			Escrow Amount Allocable to Such Seller	Pro Rata Portion
		Cash in EUR[1]	Interest in the Promissory Note in EUR	Post-Closing Consideration in USD
Agri Investment Fund CVBA Diestsevest 40 3000 Leuven Belgium	49,278 Preferred A Shares	4,116,354.08	4,438,287.61	Pro Rata Portion of Post-Closing Consideration	605,221.04	40.348069%
Thuja Capital Healthcare Fund B.V. Yalelaan 40 3584 CM Utrecht, the Netherlands	18,479 Preferred A Shares	1,543,634.71	1,664,359.64	Pro Rata Portion of Post-Closing Consideration	226,958.13	15.130542%
Gemma Frisius-Fonds K.U.Leuven II NV Waaistraat 6 3000 Leuven Belgium	9,855 Preferred A Shares	823,254.90	887,640.20	Pro Rata Portion of Post-Closing Consideration	121,041.85	8.069456%

[1]	To be adjusted by the True-Up Payment, if any.

Name and Address of Seller	Number and type of Shares	Closing Consideration			Escrow Amount Allocable to Such Seller	Pro Rata Portion
		Cash in EUR[1]	Interest in the Promissory Note in EUR	Post-Closing Consideration in USD
Vlaams Innovatiefonds Comm.VA Oude Graanmarkt 63 1000 Brussels Belgium	6,160 Preferred A Shares	514,592.80	554,838.19	Pro Rata Portion of Post-Closing Consideration	75,659.75	5.043984%
KeBek Arkiv NV Romeinsesteenweg 566 bus 0301 1853 Grimbergen Belgium	9,239 Preferred A Shares	771,770.56	832,129.37	Pro Rata Portion of Post-Closing Consideration	113,472.19	7.564812%
Fortis Private Equity Arkimedes NV Warandeberg 3 1000 Brussels Belgium	9,239 Preferred A Shares	771,770.56	832,129.37	Pro Rata Portion of Post-Closing Consideration	113,472.19	7.564812%
Spinventure NV Avenue Pré Aily 4 4031 Angleur Belgium	2,463 Preferred A Shares	205,743.54	221,834.37	Pro Rata Portion of Post-Closing Consideration	30,250.14	2.016676%
Johan Neyts Heidebergstraat 278 3010 Kessel-Lo Belgium	5,994 Common Shares	260,598.96	280,979.94	Pro Rata Portion of Post-Closing Consideration	38,315.45	2.554363%

Name and Address of Seller	Number and type of Shares	Closing Consideration			Escrow Amount Allocable to Such Seller	Pro Rata Portion
		Cash in EUR[1]	Interest in the Promissory Note in EUR	Post-Closing Consideration in USD
Erwin Blomsma Houwaartstraat 84 bus B 3210 Lubbeek Belgium	3,330 Common Shares	144,777.20	156,099.97	Pro Rata Portion of Post-Closing Consideration	21,286.36	1.419091%
Esbee BVBA Houwaartstraat 84 bus B 3210 Lubbeek Belgium	1,704 Common Shares	74,084.19	79,878.18	Pro Rata Portion of Post- Closing Consideration	10,892.48	0.726165%
Stefaan Wera BVBA Hoegaardsesteenweg 78 3360 Bierbeek	3,084 Common Shares	134,081.95	144,568.26	Pro Rata Portion of Post-Closing Consideration	19,713.85	1.314257%
Katholieke Universiteit Leuven Oude Markt 13 3000 Leuven Belgium	10,857 Common Shares	472,025.85	508,942.15	Pro Rata Portion of Post- Closing Consideration	69,401.20	4.626747%
Gesval (Société de Gestion et de Valorisation) SA Avenue Pré Aily 4 4031 Angleur Belgium	1,258 Common Shares	54,693.61	58,971.10	Pro Rata Portion of Post-Closing Consideration	8,041.51	0.536101%

Name and Address of Seller	Number and type of Shares	Closing Consideration			Escrow Amount Allocable to Such Seller	Pro Rata Portion
		Cash in EUR[1]	Interest in the Promissory Note in EUR	Post-Closing Consideration in USD
Institute of Organic Chemistry and Biochemistry AS CR, v.v.i. Flemingovo nám 2 166 10 Praha 6 Czech Republic	6,569 Common Shares	285,598.03	307,934.14	Pro Rata Portion of Post-Closing Consideration	41,991.02	2.799401%
Alain Vanderplasschen Chemin de l’Egypte 35 1480 Tubize Belgium	170 Common Shares	7,391.03	7,969.07	Pro Rata Portion of Post-Closing Consideration	1,086.69	0.072446%
Nesya Goris Zavelstraat 132 3010 Kessel-lo Belgium	500 Common Shares	21,738.32	23,438.43	Pro Rata Portion of Post-Closing Consideration	3,196.15	0.213077%

Execution Copy

Annex B

Sellers’ Representations and Warranties

1.1 Organization; Standing and Power; Charter Documents; Subsidiaries; Sellers’ Title

. (a) Organization; Standing and Power. The Company (i) is a limited liability company (“naamloze vennootschap”) duly organized, validly existing and in good standing under the laws of Belgium, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which its business as operated as of the Closing or the ownership or leasing of its properties as of the Closing makes such qualification or licensing necessary to comply with applicable Legal Requirements.

(b) Charter Documents. The Company has delivered or made available to Buyer: a true and correct copy of the current articles of association (“statuten”) of the Company, and all decisions of the general meeting of shareholders and board of directors relating to the Company Stock whereby the articles of association have been amended (collectively, the “Company Charter Documents”) as in full force and effect. Neither the Company nor the Sellers are in violation of any of the provisions of the Company Charter Documents. Each of the Sellers agrees and represents that any shareholders’ agreement that existed between any of them has been terminated in mutual consent with effect immediately prior to the execution of this Agreement.

(c) Subsidiaries. The Company does not have and has not had any Subsidiaries and does not own or control, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person that upon conversion, exchange or exercise would result in that Person becoming a Subsidiary. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other entity at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party.

(d) Sellers’ Title (solely given by each Seller with respect to its Shares). Each Seller individually warrants that it is the sole legal, record and beneficial owner of the Shares set forth opposite such Seller’s name in Annex A, free and clear of any and all Liens other than restrictions on transfers under applicable company law and the Company’s articles of association.

1.2 Capital Structure

(a) Company Stock. As of the Closing, the stock of the Company consists of 104,713 shares of Company Preferred Stock and 33,466 shares of Company Common Stock. All of the Shares (including, for the avoidance of doubt, all Shares resulting from the conversion of profit certificates, warrants or convertible bonds) have been duly authorized and validly issued and are fully paid and not issued in violation of any preemptive rights. There are no accrued or unpaid dividends with respect to any Company Stock. Annex A expresses the definitive allocation of the consideration among the Sellers. The Sellers collectively own all legal, record and beneficial title to all of the outstanding shares of Company Stock.

(b) Other Securities. Except for 104,713 shares of Company Preferred Stock and 33,466 shares of Company Common Stock held by the Sellers, as of the Closing, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All profit certificates, warrants, and convertible bonds which have been converted into Shares were validly issued and, where required, paid up.

(c) Legal Requirements. All outstanding shares of Company Stock have been issued in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. There are not any outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company, and, to the Knowledge of the Sellers, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company.

(d) Sellers’ Shares (solely given by each Seller with respect to its Shares). Each Seller individually warrants that it is not or no longer is bound by any Contract or commitment to grant any rights to subscribe for, acquire or purchase any equity interests, equity securities or other securities of the Company, or by any Contract or commitment granting or agreeing to grant any options, warrants, “phantom” stock rights, convertible or exchangeable securities, stock or equity appreciation rights, or by any other Contract (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any event, any equity interests of the Company (including the Shares), or any preemptive rights, exchange rights, preferential rights, rights of first refusal or rights of first purchase with respect to any of the equity interest of the Company. There are no Contracts or commitments in force to which it is a party restricting the transfer or other disposition of any Shares. It is not or no longer is bound by any voting trust or agreement, proxy, shareholders agreement, investors rights agreement or similar agreement or any pledge agreement relating to its Shares.

1.3 Authority (solely given by each Seller with respect to itself)

Each Seller that is an individual individually warrants that it is legally competent to execute and deliver this Agreement and all other Transaction Documents to which it is a party. Each Seller that is not an individual individually warrants that it has the organizational power to enter into this Agreement, and all other Transaction Documents to which it is a party, and that the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary organizational action. This Agreement, and all other Transaction Documents to which it is a party, has been duly executed and delivered by it and, assuming due execution and delivery by Parent and Buyer, constitutes a valid and binding obligation of it, enforceable against it in accordance with the terms thereof, except (a) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of good faith, and (b) as the remedy of specific performance and injunctive and other forms of relief may be subject to defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

1.4 Non-Contravention

(a) Subject to compliance with the requirements set forth in Section 1.5, the execution and delivery, and the performance and compliance of this Agreement by the Sellers, does not: (a) conflict with or violate the Company Charter Documents, (b) conflict with or violate any Legal Requirement applicable to the Company or by which any of the Company’s properties is bound or affected, except as would not reasonably be expected to have a Material Adverse Effect on the Company, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the Company’s rights (including, without limitation, the right to grant sublicenses, or receive royalties) or alter the rights or obligations of any Person under, give to others any rights of termination, amendment, acceleration, suspension, or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Lien) pursuant to any Company Material Contract (as defined below) except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) (solely given by each Seller with respect to itself) Each Seller individually warrants that the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party by it will not result in any violation of, be in conflict with or constitute a default under its organizational documents, any Legal Requirement or material contract binding upon it, except for any such violation, conflict or default that would not have a material adverse effect on its ability to sell its Shares to Buyer pursuant to the terms of this Agreement.

1.5 Necessary Consents

No consent, approval, waiver, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company or the Sellers in connection with the Stock Purchase or the execution and delivery of the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby, except: (a) as are necessary as a result of any facts or circumstances relating solely to Parent, Buyer or any of their Affiliates, and (b) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings set forth in Section 1.5 of the Disclosure Letter.

1.6 Financial Statements

The Company has delivered to Buyer a complete copy of the Company’s unaudited balance sheet, income statement as of and for the eleven (11) month period ended November 30, 2013, and the unaudited balance sheet, income statement of the Company as of and for the year ended December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company’s unaudited balance sheet as of November 30, 2013, is referred to as the “Company Balance Sheet” and the date thereof the “Balance Sheet Date.”

1.7 Undisclosed Liabilities. There are no liabilities of the Company that would be required by United States generally accepted accounting principles, as consistently applied by the Company, to be reflected on or reserved against or disclosed in the notes to a balance sheet of the Company, other than liabilities (a) reflected or properly reserved against in the Company Balance Sheet, or (b) incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practice. Except as set forth on the Closing Notice, the Company has no unpaid Transaction Expenses.

1.8 Absence of Certain Changes or Events. Since the Balance Sheet Date:

(a) A Material Adverse Effect on the Company has not occurred.

(b) The Company has conducted its business in the ordinary course consistent with past practice, other than with respect to the transaction contemplated by this Agreement.

(c) There has not been any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

1.9 Taxes.

(a) Tax Returns and Audits.

(i) The Company has prepared and timely filed all income and other material Tax Returns relating to any and all Taxes required to be filed by the Company and such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax by that jurisdiction. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(ii) The Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(iii) The Company has not executed or agreed to any outstanding waiver of any statute of limitations in respect of any Tax or outstanding extension of the period for the assessment or collection of any Tax, nor has any request been made in writing for any such waiver or extension.

(iv) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax Authority. There are no pending or threatened (in writing) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in material additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(v) The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet (rather than in any notes thereto), except as set forth on Section 1.9(a)(v) of the Disclosure Letter, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement.

(vi) There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(vii) The Company is not, nor has it been engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(viii) The Company (A) has never been party to or bound by any Tax sharing, Tax indemnification or Tax allocation agreement (other than a commercial agreement that is entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes), or (C) has no liability for the Taxes of any Person (other than the Company) as a transferee or successor, by contract or otherwise.

(ix) The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement which is treated as a partnership for Tax purposes.

(x) The Company has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company and any predecessor of the Company to the extent already filed for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2008.

(xi) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the United States Internal Revenue Code of 1986 (the “Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii) The Company does not hold assets that constitute United States property within the meaning of Section 956 of the Code.

(xiii) The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(xiv) The Company was not a “controlled foreign corporation” within the meaning of Section 957 of the Code at any point during the applicable Company’s taxable year through the date immediately prior to the Closing Date.

(xv) The Company has not been engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty with the United States), or otherwise become subject to Tax in the United States.

(xvi) The Company (or any of its predecessors) (i) has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code; and (ii) was not created or organized in the United States such that it would be taxable in the United States as a domestic entity pursuant to the dual charter provision of United States Treasury Regulation Section 301.7701-5(a).

(xvii) The Company has never participated (and is not participating) in an international boycott within the meaning of Section 999 of the Code.

(xviii) Except as set forth in Section 1.9(a)(xviii) of the Disclosure Letter, the Company has never filed an entity classification election under United States Treasury Regulation section 301.7701.

(xix) Notwithstanding any provision of this Agreement to the contrary, the representations set forth in this Section 1.9 and Section 1.14 are the sole representations made by the Sellers with respect to Taxes.

(xx) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any acquisitions, divestures or other transactions completed prior to Closing, any accounting method change or agreement with any Tax Authority filed or made prior to Closing or any prepaid amount received prior to the Closing.

1.10 Intellectual Property.

(a) Patent Rights. Section 1.10(a)(i) of the Disclosure Letter lists all Company Patent Rights, including any non-published Company Patent Rights, and specifies, where applicable, the jurisdictions in which each such item of Company Patent Rights has been issued, filed or registered. Buyer has been provided copies of all non-public Company Patent Rights. Section 1.10(a)(ii) of the Disclosure Letter lists all Third Person Patent Rights, and specifies, where applicable, the jurisdictions in which each such item of Third Person Patent Rights has been issued, filed or registered.

(b) Validity and Enforceability. None of the Company Patent Rights or the Third Person Patent Rights, and no issued claims of any such Company Patent Rights or the Third Person Patent Rights, are or have been: (i) lapsed, abandoned, disclaimed or passed into the public domain (other than U.S. Provisional Applications and Patent Cooperation Treaty Applications as identified in the Disclosure Letter); (ii) canceled, revoked or adjudicated invalid (including through a court action or through the initiation or written threat of institution of an interference, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous Governmental Entity patent office in other countries or regions); or (iii) adjudicated to be unenforceable.

(c) Litigation. Section 1.10(c) of the Disclosure Letter lists any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending (other than with respect to proceedings or communications with national or regional patent offices) or asserted with respect to any Company Patent Rights or the Third Person Patent Rights.

(d) No Order. To the Knowledge of the Sellers, none of the Company Patent Rights are subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer or licensing thereof by Company.

(e) Registration. All necessary registration, maintenance and renewal fees for each item of Company Patent Rights and Third Person Patent Rights have been made and all necessary documents, recordations and certificates in connection with such Company Patent Rights and Third Person Patent Rights have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Patent Rights and Third Person Patent Rights. To the Knowledge of the Sellers, all Company Patent Rights and Third Person Patent Rights are in good standing and in force.

(f) Conduct of Business. To the Knowledge of the Sellers, the Company owns or otherwise possesses sufficient rights to exploit and use all the Company Patent Rights and Third Person Patent Rights required, prudent, or useful for the conduct of the Company Business, except as set forth on Section 1.10(f) of the Disclosure Letter.

(g) Encumbrances. The Company Patent Rights are free and clear of any Liens, except as set forth on Section 1.10(g)in the Disclosure Letter.

(h) Company IP Contracts.

(i) Section 1.10(h) of the Disclosure Letter lists all Company IP Contracts. The Company has delivered to Buyer a complete and accurate copy of each such Company IP Contract, including any exhibits, schedules or appendices thereof in effect, and all amendments or modifications thereto. Except for compliance with the Company IP Contracts set forth on Section 1.10(h) of the Disclosure Letter, the Company has not provided, licensed, or transferred any ownership interest in any of the Company Intellectual Property or Company Patent Rights to any third Person.

(ii) (A) All of the Company IP Contracts are in full force and effect and are binding and enforceable against any Person party to such Company IP Contract, (B) to the Knowledge of the Sellers, no party thereto is in material violation, breach or default thereof, and (C) to the Knowledge of the Sellers, no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or any other party to such Company IP Contract, or would permit the modification or premature termination of such Company IP Contract by any other party thereto.

(iii) The consummation of the Stock Purchase will not result in the breach or other violation of any Company IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv) Following the Closing, the Company will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company would have been able to had the Stock Purchase not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had the Stock Purchase not occurred.

(v) The transactions contemplated by this Agreement will not reasonably result in any Company Intellectual Property or the Company Business being subject to any non-compete or exclusivity restriction to which the Company Intellectual Property or the Company Business was not subject prior to the Stock Purchase.

(i) No Infringement. To the Knowledge of the Sellers, the Company has never infringed (directly, contributorily, by inducement or otherwise) or misappropriated, or otherwise violated or made unlawful use of any Intellectual Property right of any third Person, nor has the Company ever engaged in unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) the Company has obtained a license to any and all Third Person Intellectual Property which may be required, prudent or useful for the conduct of the Company Business, without taking into consideration the validity or invalidity of said third Person Intellectual Property.

(j) No Notice of Infringement. The Company has never received notice, written or otherwise, from any third Person that the Company has infringed, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of such third Person or engaged in unfair competition or unfair trade practices under the laws of any jurisdiction.

(k) No Third Person Infringement. To the Knowledge of the Sellers, no Person is infringing or misappropriating any Company Intellectual Property, including Company Patent Rights, or Third Person Intellectual Property, including Third Person Patent Rights.

(l) Proprietary Information Agreements. The Company has taken all reasonable steps and precautions to maintain and protect the secrecy, confidentiality, value and the Company’s rights in all confidential information and Trade Secrets.

(m) Protection of Intellectual Property. Each current or former officer, Key Personnel or Employee of, and each individual who is a consultant or independent contractor to, the Company who is or has been involved in the creation or development of any material Company Intellectual Property, including Company Patent Rights, during such individual’s relationship with, employment by or consulting or contracting relationship with the Company has executed and delivered to the Company a written agreement (containing no exceptions or exclusions from the scope of its coverage) providing for the protection of the Company’s proprietary information and assigning to the Company all right, title and interest in and to any Intellectual Property, including Patent Rights, made in the course of work or services performed by such current or former officer, Key Personnel, Employee or consultant or independent contractor, to the extent legally permissible, the past and current forms of which have been made available to Buyer. To the Knowledge of the Sellers, no current or former officer, Key Personnel, Employee or consultant or independent contractor of the Company is in violation of any term of any such agreement with respect to protecting any such proprietary information or assigning any such Intellectual Property, including Patent Rights, to the Company. No current or former officer, Key Personnel, Employee or consultant or independent contractor of the Company has any right, title or interest in, to or under any Company

Intellectual Property, including Company Patent Rights, that has not been fully assigned to the Company. Johan Neyts can assign all of his rights to Company for all inventions developed for Company under his consultancy contract with the Company, and no entities, including KU Leuven, have rights to any such inventions.

(n) Disputes. No inventorship or ownership disputes exist with respect to any Company Intellectual Property Rights, including Company Patent Rights, or, to the Knowledge of the Sellers, Third Person Intellectual Property, including Third Person Patent Rights.

(o) Prior Art. All prior art, information and facts that, to the Knowledge of the Sellers, exist at the date hereof that, in the opinion of a reasonable patent attorney registered to practice before the United States Patent & Trademark Office, would be material to the patentability or validity of any claims of the Company Patent Rights or Third Person Patent Rights, have been disclosed to Buyer’s patent counsel. The Company has made no public disclosures which would constitute prior art against any Company Patent Rights, whether registered or not.

(p) HCV Activity. None of the GPJN compounds (as such term is used in that certain Veterinary Sublicense Agreement, dated October 17, 2008, by and among Katholieke Universiteit Leuven and the Company) or derivatives or analogs of GPJN compounds currently being developed or commercialised by Company, have activity against Hepatitis C virus.

(q) Tax Credits. To the Knowledge of the Sellers, all Belgian IP tax credits, including Patent Income Deduction (PID), taken by Company have been proper, and Company has taken no position or action which would adversely affect the grant of any current or future IP tax credits.

1.11 Compliance; Permits.

(a) Compliance. Except with respect to Taxes (which are covered exclusively by Section 1.9), Employee Benefit Plans (which are covered exclusively by Section 1.14), Environmental Laws (which are covered exclusively by Section 1.17), Regulatory Compliance (which are covered exclusively by Section 1.19 and Certain Payments (which are covered exclusively by Section 1.21), the Company is not, nor has it been, in conflict with, or in default or in violation of the Company Charter Documents, any Legal Requirement applicable to the Company or by which the Company or any of its businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. The Company has not received any notice of or been charged with any material default or violation of any such Legal Requirements.

There is no judgment, injunction, order or decree binding upon or outstanding against the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business. The Company has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, or other action from the EMA or any other Governmental Entity alleging that any operation or activity of the Company is in default or violation of any applicable Legal Requirement.

(b) Permits. The Company holds all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, authorizations and approvals (“Permits”) from Governmental Entities, including, without limitation, the EMA, that are required to lawfully conduct the Company Business (collectively, “Company Permits”). The Company has fulfilled and performed all of its material obligations with respect to the Company Permits, and since January 1, 2011, the Company has not received or been subject to any written notice, claim or assertion alleging any violations of Company Permits nor, to the Knowledge of the Sellers, has any such notice, claim or assertion been threatened. As of the date hereof, there are no actions pending or, to the Knowledge of the Sellers, threatened in writing, that seek the suspension, cancellation, revocation or material adverse modification of any of the Company Permits. Each of the Company Permits is in full force and effect, and the Company is in material compliance with the terms of the Company Permits.

1.12 Litigation . There are no claims, suits, actions, proceedings or investigations of any nature pending or, to the Knowledge of the Sellers, threatened in writing against (or, to the Knowledge of the Sellers, relating to or affecting) the Company, or, to the Knowledge of the Sellers, the assets or properties of the Company, before any court, governmental department, commission, agency, instrumentality or authority or arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions, proceedings or investigations, to result in a material liability to the Company. There is no legal proceeding brought by the Company currently pending or that the Company intends to initiate.

1.13 Brokers’ and Finders’ Fees; Fees and Expenses. The Company has not incurred directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

1.14 Employee Benefit Plans .

(a) Schedule. Except as specified in Section 1.14(a) of the Disclosure Letter, the Company has no commitment or duty to establish any new Company Employee

Plan, to materially modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements or as required by this Agreement), or to adopt or enter into any Company Employee Plan.

(b) Documents. The Company has provided to Buyer correct and complete copies of: (i) all documents embodying each Company Employee Plan including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; and (v) all non-routine material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan.

(c) Benefit Plan Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements. There are no current actions, suits or claims pending, or, to the Knowledge of the Sellers, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Sellers, threatened in writing by any Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any material penalty or tax with respect to any Company Employee Plan. The Company has timely made or otherwise provided for in all material respects all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Welfare Plans. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by applicable statute.

(f) Effect of Transaction. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or other Person.

(g) Employment Matters. The Company is in compliance in all respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health, and wages and hours. The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes and the Company has no liabilities for the payment of material taxes, fines, penalties or other amounts, however designated, for any failure to properly classify such individuals. The Company is in compliance in all respects with all applicable Legal Requirements respecting work permits and residence permits of foreign employees and, to the Knowledge of the Sellers, there is no reason to believe such work permits and residence permits would not be renewed or be revoked or voided after the Closing Date.

(h) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees. No collective bargaining agreement is currently being negotiated by the Company and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated. Neither of the Company, nor any of its representatives, Employees, officers or directors has committed any material unfair labor practice in connection with the operation of the business of the Company. There are no actions, suits, claims, labor disputes or material grievances pending, or, to the Knowledge of the Sellers, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(i) The Company has provided Buyer with the following true and complete information for each current employee or independent contractor of the Company: position, base compensation (or consulting rate), date of hire, target bonus opportunity and classification as an employee or consultant.

1.15 Real Property. The Company does not own, nor has it ever owned, any real property. The Company has provided or otherwise made available to Buyer information on the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”). There is not, under any of the current leases of real property entered into by the Company (the “Leases”), any material default by the Company, nor, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. There has not been any sublease or assignment entered into by the Company with respect to any Leased Real Property. The Leased Real Property is in good repair and operating condition (normal wear and tear excepted). Each of the Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of good faith. With respect to those Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

1.16 Assets. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and material assets purported to be owned, leased or used by the Company, the Company has good, legal and marketable title to all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good repair and operating condition (normal wear and tear excepted). All such items of tangible property and assets which, individually or in the aggregate, are material to the operation of the business of the Company are suitable for the purposes used for the operation of the business of the Company. For purposes of clarity, this Section 1.16 does not relate to real property (such items being the subject of Section 1.15) or Intellectual Property (such items being the subject of Section 1.10). The Company does not have and has not had any Subsidiaries and does not own or control, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

1.17 Environmental Matters. The Company is not, nor at any relevant time has been, in any material respect, in violation of any applicable Environmental Law (as defined below). The Company holds, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the business of the Company taken as a whole (“Environmental Permits”). The Company is in compliance in all material respects with the terms of the Environmental Permits. The Company has not received any written notice alleging any claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability.

For the purposes of this Section 1.17, (i) “Environmental Laws” shall mean all applicable Legal Requirements relating to pollution or protection of the environment, including laws and regulations relating to releases or threatened releases of Hazardous Materials (as defined below), (ii) “Hazardous Materials” shall mean chemicals or substances which are designated by a Governmental Entity as a “pollutant,” “contaminant,” “toxic,” “hazardous” or “radioactive,” including without limitation friable asbestos, petroleum and petroleum products or any fraction thereof.

To the Knowledge of the Sellers: (a) all real property now or previously owned or leased by the Company and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the real property now or previously owned or leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the real property now or previously owned or leased by the Company contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released. To the Knowledge of the Sellers, any location to which the Company has sent or otherwise arranged for the disposal of any of its Hazardous Materials is not the subject of any investigation or remediation activity under applicable environmental laws, and the Company does not have any material liabilities arising under any applicable Environmental Laws (including without limitation, any liabilities arising from any predecessor Person or any liabilities assumed by the Company through any agreement or by operation of law). The parties agree that the only representation and warranties related to Environmental Laws, Environmental Permits, and Hazardous Materials are those included in this Section 1.17 of this Agreement.

1.18 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any Contract:

(i) containing (i) any covenant (A) limiting in any material respect the right of the Company to engage in any line of business, engage in business in any location, or compete with, or solicit any customer of, any other Person, (B) limiting the right of the Company to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (C) granting any exclusive distribution rights with respect to Company Products, or (ii) any “most favored nation” provision for the benefit of any other Person;

(ii) any Company IP Contract;

(iii) evidencing Indebtedness that is in effect;

(iv) that is a sales representative, marketing or advertising agreement;

(v) creating or involving any agency relationship, distribution arrangement or franchise relationship;

(vi) creating any partnership or joint venture between the Company and any third party or providing for any sharing of material profits or losses by the Company with any third party;

(vii) involving the acquisition or divestiture of any business or material asset by the Company other than in the ordinary course of business consistent with past practice or investments in any Person by the Company or that provides for payment obligations by or to the Company (whether contingent or otherwise) that are in effect on the date hereof in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with any such transactions;

(viii) pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(ix) that constitutes any material transfer agreement, research and development agreement, clinical trial agreement, clinical research agreement, manufacture or supply agreement or similar Contract;

(x) that is a settlement agreement of any nature (other than settlement agreements that do not provide for any future payment or performance obligations on behalf of the Company);

(xi) in which the other party is a healthcare practitioner;

(xii) that relates to the purchase or sale of any asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

(xiii) that provides for the indemnification of any Person by the Company, except for Contracts entered into in the ordinary course of business consistent with past practice;

(xiv) that result in any Person holding a power of attorney from the Company; or

(xv) that involves a payment to or from the Company in excess of €25,000 on its face in any given year in any individual case, except for any Contract that is otherwise disclosed on Section 1.18 of the Disclosure Letter;

(b) Schedule. Section 1.18 of the Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or is bound by, subdivided in accordance with categories set forth in Section 1.18(a); provided that Section 1.18 of the Disclosure letter is not required to set forth (i) non-disclosure agreements or confidentiality agreements, (ii) contracts solely related to the Company’s diagnostic kit development efforts, (iii) contracts that have expired or otherwise been terminated and by which neither the Company nor any counterparty continues to be bound, (iv) contracts related to solely to the Company’s efforts to develop therapies for livestock, or (v) contracts for administrative or other office support services. Unless otherwise noted in Section 1.18(a)(v) of the Disclosure Letter, all Company Material Contracts listed in Section 1.18(a)(v) of the Disclosure Letter may be terminated by the Company at will on no more than thirty (30) days’ notice without material liability or financial obligation to the Company. The Company has provided a true and complete copy of each Company Material Contract (including all waivers of any material rights thereunder).

(c) No Breach. All Company Material Contracts are in full force and effect and constitute legal, valid and binding agreements of the Company, enforceable in accordance with their terms against the Company and against the other parties thereto, in each case except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of good faith, and (ii) as the remedy of specific performance and injunctive and other forms of relief may be subject to defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor, to the Knowledge of the Sellers, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company taken as a whole. All amounts due and payable under the Company Material Contracts have been paid.

1.19 Regulatory Compliance.

(a) The operation of the Company Business, including, without limitation, the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, advertising, promotion and distribution of all Company Products, is in material compliance with all applicable Legal Requirements, Company Permits, and orders administered or enforced by the EMA or any other Governmental Entity.

(b) Except as set forth in Section 1.19(b) of the Disclosure Letter, during the three (3) year period ending on the date of this Agreement, the Company has not had any product or manufacturing site subject to a Governmental Entity (including the EMA) shutdown or import or export prohibition, nor received any Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” other requests or requirements to make changes to the Company Products that if not complied with would reasonably be expected to result in a material liability to the Company, or similar notice from the EMA or other Governmental Entity alleging or asserting noncompliance with any applicable Legal Requirements, Company Permits or such requests or requirements of a Governmental Entity. To the Knowledge of the Sellers, none of the EMA or any other Governmental Entity is considering any such action.

(c) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the EMA or other Governmental Entity relating to the Company, the Company Business or the Company Products, when submitted to such Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports, statistics, and data have been submitted to the EMA or other Governmental Entity, as applicable.

(d) Section 1.19(d) of the Disclosure Letter sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Products (“Safety Notices”) during the three (3) year period ending on the date of this Agreement, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Knowledge of the Sellers, any material safety complaints with respect to the Company Products that are currently unresolved. To the Knowledge of the Sellers, there are no facts that would reasonably be likely to result in (A) a material Safety Notice with respect to the Company Products, (B) a material, adverse change in labeling of any the Company Products, or (C) a termination or suspension of marketing or testing of any the Company Products.

(e) All preclinical and clinical trials conducted by or on behalf of the Company are being or have been conducted with the required experimental protocols, procedures and controls and all applicable Legal Requirements (including for the avoidance of doubt the Belgian Royal Decree on the Protection of Laboratory Animals). None of the EMA or any other Governmental Entity has commenced or, to the Knowledge of the Sellers, threatened to initiate, any action to terminate, delay or suspend any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company.

(f) All manufacturing operations conducted by or on behalf of the Company with respect to Company Products are being, and have been, conducted in material compliance with all applicable Legal Requirements.

(g) Section 1.19(g) of the Disclosure Letter sets forth a list of all subsidies, grants, tax incentives, social security incentives or other economical assistance granted by a Governmental Entity to the Company in respect of research activities carried out by, on behalf of, or with the assistance of the Company (“Research Subsidies”). To the Knowledge of the Sellers, the Company is in compliance with all conditions of any Research Subsidies and there is no reason to believe any such Research Subsidies could be terminated or revoked, or the conditions thereof altered after the Closing Date, except as indicated in Section 1.19(g) of the Disclosure Letter.

1.20 Insurance. The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all insurance policies of the Company have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. To the Knowledge of the Sellers, there is no threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. There is no pending claim that would reasonably be expected to exceed the policy limits of such policies. Section 1.20 of the Disclosure Letter sets forth all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company, including the type of coverage and the carrier of such policies.

1.21 Certain Payments. Neither the Company nor, to the Knowledge of the Sellers, any director, officer, agent or employee of the Company, nor any other Person acting for or on behalf of the Company, has directly or indirectly, on behalf of the Company, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Legal Requirement.

1.22 Board Approval. To the fullest extent required by applicable Legal Requirements, any and all transactions contemplated by the Transaction Documents have been approved by the Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting validly held, and, to the fullest extent required, held by the Board of Directors to be fair to and in the best interests of the Company and no such decision of the Board of Directors of the Company has been withdrawn, amended, modified or terminated.

1.23 Minute Books. The Company’s minute books have been made available to Buyer and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of the Company, its general meeting, the Board of Directors of the Company and all committees thereof, if any, and, to the Knowledge of the Sellers, all issuances, transfers and redemptions of stock of the Company.

1.24 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time during the prior three (3) fiscal years had, any direct or indirect interest in any material asset used in or otherwise relating to the Company Business; (b) no Related Party is, or has been during the prior three (3) fiscal years, indebted to the Company and the Company is not, and during such period the Company has not been, indebted to any Related Party; (c) to the Knowledge of the Sellers, no Related Party is competing with, or has at any time during the prior three (3) fiscal years competed directly with, the Company; and (d) to the Knowledge of the Sellers, no Related Party has any material claim or right against the Company, other than pursuant to its employment, consulting, management or similar agreement.

1.25 Suppliers. No supplier that is the sole supplier of any significant product or service to the Company has indicated within the past year that it will stop, or materially decrease the rate of, supplying products or services, as applicable, to the Company.

1.26 Complete Copies of Materials. Each document that the Company, the Sellers’ Representative or any of the Sellers has delivered to Buyer (or made available in an electronic “data room” or at its corporate offices for review by Buyer or provided directly to Buyer’s legal counsel for review), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of the Sellers in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Buyer (or made available in an electronic “data room” for review by Buyer or provided directly to Buyer’s legal counsel for review).

1.27 Investor Status. Each Seller individually warrants that the Investor Questionnaire it provided to the Parent is true and correct in all respects. Except as set forth in Section 1.27 of the Disclosure Letter, each Seller represents to the following:

(a) Each Seller understands that any shares of Parent Common Stock issued pursuant to this Agreement (“Post-Closing Shares”) will are not be registered under the Securities Act at the time of issuance and that the issuance thereof to such Seller is intended to be exempt from registration under the Securities Act pursuant to Regulation S. Such Seller has no intention of becoming a U.S. Person and is acquiring the Post-Closing Shares for his or its own account and risk and not for the account or benefit of any U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Seller was outside of the United States. Each certificate representing the Post-Closing Shares shall be endorsed with the applicable legend set forth in [Section 2.8(b)] of the Agreement, in addition to any other legend required to be placed thereon by applicable federal or state securities laws, until such legend is removed in accordance with [Section 2.8(c)].

(b) Each such Seller acknowledges that neither the SEC, nor the securities Governmental Entity of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(c) Neither such Seller nor its Representatives or other Persons acting on its behalf has made or is aware of any “directed selling efforts” in the United States, which is defined in Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Post-Closing Shares.

(d) Each such Seller has received or has full access to a copy of all reports, registration statements, prospectuses and other information filed by Parent with the SEC pursuant to the Securities Act and the Exchange Act. Such Seller acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Parent and its securities. To the full satisfaction of such Seller, such Seller has been furnished all materials that it has requested relating to Parent and the issuance of the Post-Closing Shares hereunder, and such Seller has been afforded the opportunity to ask questions of Buyer, Parent and their respective Representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Buyer and Parent set forth in this Agreement on which such Seller has relied in making an exchange of his or its Shares in part for the Post-Closing Shares.

(e) Each such Seller understands that, during the six-month compliance period commencing upon the issuance of the Post-Closing Shares, (A) the Post-Closing Shares may not be sold, transferred, or otherwise disposed of other than in compliance with Regulation S, without registration under the Securities Act or an available exemption therefrom, and (B) no hedging transaction can be conducted with regard to the Post-Closing Shares except as permitted by the Securities Act. Each Seller further acknowledges that the Post-Closing Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including Parent’s compliance with the reporting requirements under the Exchange Act).

1.28 Disclosure. To the Knowledge of the Sellers, no representation or warranty by the Sellers contained in this Annex B, as qualified by the Disclosure Letter, or in the Investor Questionnaires contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Execution Copy

Annex C

Parent and Buyer’s Representations and Warranties

1.1 Organization; Standing and Power; Charter Documents. Buyer is a [private limited company (“besloten vennootschap met beperkte aansprakelijkheid”)] duly organized, validly existing and in good standing under the laws of Belgium, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. The Buyer has delivered or made available to the Sellers a true and correct copy of the current articles of association (“statuten”) of the Company and as in full force and effect. The Buyer is not in violation of any of the provisions of its articles of association.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent. Parent has delivered or made available to the Sellers a true and correct copy of the Certificate of Incorporation and Bylaws of the Company as in full force and effect. The Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

1.2 Authority. The Buyer and the Parent have all requisite corporate power and authority to enter into this Agreement and the other agreements, certificates and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Parent and Buyer of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer or Parent and no other corporate or other proceedings or actions on the part of Buyer or Parent are necessary to authorize the execution and delivery of this Agreement, to perform their obligations hereunder or to consummate the Stock Purchase and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Parent and, assuming due execution and delivery by the Sellers and the Sellers’ Representative, constitutes a valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of good faith, and (B) as the remedy of specific performance and injunctive and other forms of relief may be subject to defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Assuming the accuracy of the representations and warranties made by the Sellers in Section 1.27 of Annex B and the Investor Questionnaires, the issuance of shares of Parent Common Stock to the Sellers in pursuant to Section 2.10(a) of the Agreement is exempt from the registration requirements of the Securities Act.

1.3 Non-Contravention. Subject to compliance with the requirements set forth in Section 1.5 of this Annex C, the execution and delivery of this Agreement by Buyer and Parent does not, and the performance and compliance with this Agreement by Buyer and Parent and the consummation by Buyer and Parent of the Stock Purchase and the other transactions contemplated hereby, does not: (a) conflict with or violate the articles of association (“statuten”) of Buyer or the Certificate of Incorporation and the Bylaws of Parent; (b) conflict with or violate any Legal Requirement applicable to Buyer or Parent or by which Buyer or any of its properties or assets is bound or affected; or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent or Buyer’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer or Parent (other than a Permitted Lien) pursuant to any material Contract to which Buyer is a party, except in each of the foregoing clauses (b) and c) as would not reasonably be expected to have a Material Adverse Effect on the Buyer or the Parent.

1.4 SEC Documents; Financial Statements. Each document filed with the SEC by Parent complied in all material respects with the Exchange Act. Except as otherwise disclosed in Parent’s filings with the SEC available on EDGAR to the public since June 27, 2013, since December 31, 2012, (i) there have not been any changes in the assets, liabilities, financial condition or operations of Parent from that reflected in Parent’s audited financial statements for the fiscal year ended December 31, 2012 included in Parent’s Registration Statement on Form S-1 (File No. 333-187372), except changes in the ordinary course of business consistent with past practice that would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parent’s financial statements pursuant to United States generally accepted accounting principles or required to be disclosed in filings made with the SEC, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (iii) Parent has not altered its critical accounting policies, and (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

1.5 Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Buyer or Parent in connection with the execution and delivery of this Agreement, the performance by Buyer or Parent of their obligations hereunder or the consummation by the Buyer or the Parent of the Stock Purchase and the other transactions contemplated hereby, except for the Necessary Consents.

1.6 Disclosure. To the knowledge of the Parent and the Buyer, no representation or warranty by the Parent or the Buyer contained in this Annex C, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.